UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
__________________________
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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LIMELIGHT NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2017 Annual Meeting of Stockholders and Proxy Statement
Meeting Date: Thursday, June 8, 2017
Time: 9:00 a.m. local time

Meeting Location:	Limelight Networks Global Headquarters
222 South Mill Avenue, 8th Floor
Tempe, Arizona 85281

Limelight Networks, Inc.
222 South Mill Avenue, 8th Floor
Tempe, Arizona 85281
To Our Stockholders:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Limelight Networks, Inc. The Annual Meeting will be held on Thursday, June 8, 2017, at 9:00 a.m. local time, at the Limelight Networks Global Headquarters, located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281.
The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report for the fiscal year ended December 31, 2016. We encourage you to read the Annual Report. It includes our audited financial statements and information about our operations, markets and services.
Stockholders of record as of April 13, 2017 may vote at the Annual Meeting.
We are pleased to inform you that this year we will be taking advantage of the “Notice and Access” method of providing proxy materials via the Internet. On or about Friday, April 28, 2017, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2016 and how to vote. This notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials. We believe that this method will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.
Your vote is important. Whether or not you plan to attend the meeting, please promptly vote. Voting by proxy will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.
Sincerely,
Walter D. Amaral
Non-Executive Chairman of the Board

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 8, 2017
Time:	9:00 a.m. local time
Place:	Limelight Networks Global Headquarters
222 South Mill Avenue, 8th Floor
Tempe, Arizona 85281
Matters to be voted on:

1.	Election of Walter D. Amaral and Scott Genereux as Class I directors.

2.	Ratification of Ernst & Young LLP as independent registered public accounting firm.

3.	Non-binding advisory approval of the compensation of Limelight’s named executive officers.

4.	Non-binding advisory approval of the frequency of advisory approval of compensation of Limelight’s named executive officers.

The Annual Meeting will also address such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on April 13, 2017 are entitled to notice of and to vote at the Annual Meeting. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2016 and how to vote will be mailed on or about Friday, April 28, 2017, to all stockholders entitled to vote at the meeting.

By order of the Board of Directors,
James R. Todd
Assistant General Counsel & Assistant Secretary
April 27, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Thursday, June 8, 2017. The Proxy Statement and the Annual Report to Stockholders are available at http://www.limelight.com/annual-meeting-17/.
YOUR VOTE IS IMPORTANT.
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS.

Employment Agreements, Severance and Change of Control Benefits	21
Retirement Benefits under the 401(k) Plan, ESPP, Executive Perquisites, and Generally Available Benefit Programs	25
Accounting, Tax, and Other Considerations	26
Section 409A of the Internal Revenue Code	26
Accounting for Stock-Based Compensation	26
Stock Ownership Guidelines	26
Hedging and Derivatives Trading Policies	26
EXECUTIVE COMPENSATION AND OTHER MATTERS	27
Executive Compensation Tables	27
Pension Benefits	32
Nonqualified Deferred Compensation	32
401(k) Plan	32
Director Compensation	32
Section 16(a) Beneficial Ownership Reporting Compliance	34
Limitation on Liability and Indemnification Matters	34
Equity Compensation Plan Information	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
PROPOSAL THREE: NON-BINDING ADVISORY APPROVAL OF THE COMPENSATION OF LIMELIGHT’S NAMED EXECUTIVE OFFICERS	35
PROPOSAL FOUR: NON-BINDING ADVISORY APPROVAL OF THE FREQUENCY OF NON-BINDING ADVISORY APPROVAL OF THE COMPENSATION OF LIMELIGHT’S NAMED EXECUTIVE OFFICERS	37
OTHER MATTERS	38
STOCKHOLDERS SHARING THE SAME ADDRESS	38

LIMELIGHT NETWORKS, INC.
PROXY STATEMENT FOR 2017
ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
The enclosed Proxy is solicited on behalf of the Board of Directors, or Board, of Limelight Networks, Inc. (“Limelight”), for use at the Annual Meeting of Stockholders to be held on Thursday, June 8, 2017, at 9:00 a.m. local time (the “Annual Meeting”), and at any postponement or adjournment thereof. The Annual Meeting will be held at the Limelight Networks Global Headquarters, located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.
As permitted by the rules adopted by the Securities and Exchange Commission, or SEC, we are making these proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2016, including the financial statements, available to our stockholders electronically via the Internet. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2016 and how to vote will be mailed on or about Friday, April 28, 2017, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281. Our telephone number is (602) 850-5000.
GENERAL INFORMATION ABOUT THE MEETING
Who May Vote
You may vote if our records show that you own shares of Limelight as of April 13, 2017. As of the close of business on March 31, 2017, we had a total of 107,978,117 shares of common stock issued and outstanding, which were held of record by approximately 263 stockholders. As of March 31, 2017, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.
Voting Your Proxy
If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.
If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock in one of the following ways:

•
Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is www.proxyvote.com and is also printed on the Notice and on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on June 7, 2017. When you access the website, please have your Notice or proxy card in hand. You will be required to enter the unique control number imprinted on your Notice or proxy card in order to vote online. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•
Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on June 7, 2017. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•
Vote by Mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly so that it is received no later than June 7, 2017 in the postage-paid envelope provided with your printed materials. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board.
Matters to be Presented
We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.
Changing Your Vote
To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.
Cost of This Proxy Solicitation
We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by the Internet, telephone, or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.
How Votes are Counted
The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.
Abstentions and Broker Non-Votes
Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.
Our Voting Recommendations
When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board:

•	“FOR” the election of Walter D. Amaral and Scott Genereux to the Board as Class I Directors; and

•	“FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017.

•	“FOR” non-binding advisory approval of the compensation of Limelight’s named executive officers.

•	“EVERY THREE YEARS” for the non-binding advisory approval of the frequency of non-binding advisory approval of compensation of Limelight’s named executive officers.

Deadlines for Receipt of Stockholder Proposals
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2018 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than December 30, 2017 to be considered for inclusion.
If a stockholder intends to submit a proposal or nomination for director for our 2018 Annual Meeting of Stockholders that is not to be included in Limelight’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Limelight’s bylaws no later than December 30, 2017. Limelight’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and through our website at http://investors.limelightnetworks.com.

PROPOSAL ONE: ELECTION OF DIRECTORS
We have a classified Board. Our Board currently consists of two Class I directors, three Class II directors, and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three (3) years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.
Changes in Composition of the Board of Directors
The Board is presently composed of eight members, seven of whom are independent directors. On October 14, 2016, Limelight announced Gray Hall's resignation from the Board as a Class I director of Limelight. On February 8, 2017, Limelight announced that Scott Genereux would join the Board as a Class I director, Doug Bewsher would join the board as a Class II director, and that Joe Gleberman, a Class II director whose current term expires at the 2018 annual stockholders meeting, expressed his intent to resign before the 2017 Annual Meeting. Following Mr. Gleberman's resignation, the Board will be composed of seven members, consisting of two Class I directors, two Class II directors, and three Class III directors.
Nominees
The Nominating and Governance Committee of the Board selected, and the Board approved, Walter D. Amaral and Scott Genereux as nominees for election to Class I of the Board at the Annual Meeting. Mr. Genereux's appointment began on February 22, 2017. Mr. Amaral is now a director and was previously elected by the stockholders at the 2014 annual meeting. If elected, Messrs. Amaral and Genereux will each serve as a director until our annual meeting in 2020, until their respective successors are elected and qualified, or their earlier resignation or removal.
Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” Messrs. Amaral and Genereux. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.
Vote Required
If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board. Abstentions and broker non-votes will have no effect on the election of directors.
Each director in an uncontested election will be elected by the vote of the majority of the votes cast with respect to the nominee. For these purposes, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In a contested election, directors will be elected under a plurality standard.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF WALTER D. AMARAL AND SCOTT GENEREUX TO THE BOARD OF DIRECTORS.
Information About the Directors and Nominees
The following table sets forth information regarding our directors and the nominees as of March 31, 2017, except for Mr. Hall who resigned from the Board on October 14, 2016, and Mr. Gleberman who will resign prior to the Annual Meeting. Below the table appears a brief account of each director’s business experience and the attributes that led to the conclusion that each director should serve as a director of Limelight. We believe that each director and nominee has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge and judgment necessary to provide effective oversight of our business.

Name	Age	Position	Director Since
Class I directors whose terms expire at the 2017 Annual Meeting:
Walter D. Amaral	65	Non-Executive Chairman of the Board	2007
Scott Genereux	53	Director	2017

Class II directors whose terms expire at the 2018 Annual Meeting:
Mark Midle	40	Director	2015
Doug Bewsher	48	Director	2017

Class III directors whose terms expire at the 2019 Annual Meeting:
Jeffrey T. Fisher	54	Director	2008
David C. Peterschmidt	67	Director	2007
Robert A. Lento	56	Director	2013
Walter D. Amaral has served as a director since May 2007 and was appointed Non-Executive Chairman of our Board in February 2013. Mr. Amaral served as Senior Vice President and Chief Financial Officer of SiRF Technology Holdings, Inc., a provider of GPS enabled technology, from August 2000 to March 2006. Prior to that, from August 1997 to August 2000, Mr. Amaral served as Senior Vice President and Chief Financial Officer of S3 Incorporated. From April 1995 to August 1997, Mr. Amaral served as Senior Vice President and Chief Financial Officer of NetManage, Inc., a software company. From May 1992 to May 1995, Mr. Amaral served as Senior Vice President and Chief Financial Officer of Maxtor Corporation, a computer storage device company. From May 1977 to May 1992, Mr. Amaral worked in several finance and marketing positions, the most recent of which was Corporate Controller, at Intel Corporation. Mr. Amaral holds a B.S. in Accounting from California State University, San Jose.
Mr. Amaral serves as the Chairman of our Board and Audit Committee and brings to the Board and the Audit Committee a valuable perspective based on his extensive financial and business leadership experience in the technology and software industries, having served as Senior Vice President and Chief Financial Officer of each of SiRF Technology Holdings, Inc., S3 Incorporated, NetManage, Inc. and Maxtor Corporation. In addition, Mr. Amaral has an educational background in accounting. As a result of these and other professional experiences, Mr. Amaral possesses particular knowledge and experience in software and other technology industries and has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience.
Jeffrey T. Fisher has served as a director since November 2008. Mr. Fisher has been the CEO and co-founder of Peloton Technologies, LLC, parent company of Athletohub - the social network to connect people to their recreational passions - since February 2017. Prior to that, Mr. Fisher served as Chief Financial Officer and Director of Austin Industries, Inc., a private, employee owned, subchapter-S ESOP organization from 2009 to 2017. Prior to that, Mr. Fisher served as Executive Vice President and Chief Financial Officer of Charter Communications from 2006 to 2008. Prior to joining Charter, Mr. Fisher held a variety of senior management positions for Delta Air Lines, Inc. from 1997 to 2006. He served as head of Delta’s Corporate Restructuring Group, and previously held the positions of President and General Manager, and separately, Chief Financial Officer, for Delta Connection, Inc. Mr. Fisher received a B.B.M. degree from Embry Riddle University, and an M.B.A. from the University of Texas in Arlington.
Mr. Fisher’s financial and business leadership experience as the Chief Executive Officer and co-founder of Peloton Technologies, LLC, Chief Financial Officer for Austin Industries, and as the Executive Vice President and Chief Financial Officer of Charter Communications, Inc. provides a strong financial foundation for Audit Committee and Board deliberations. He also has an educational background in finance. As a result of these and other professional experiences, Mr. Fisher possesses particular knowledge and experience in technology industries and has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience.
Robert A. Lento has served as our Chief Executive Officer since November 2012 and has served as a member of our board of directors since January 2013. Prior to joining us, Mr. Lento was a senior sales executive at Convergys Corporation, a provider of customer management services, from July 1998 to May 2012, most recently serving as President – Information Management Division from September 2007 to May 2012. Prior to that, from 1997 to 1998, Mr. Lento served as President of LAN Systems for Donnelly Enterprise Solutions, Inc., a provider of information management solutions. From 1989 to 1996, Mr. Lento served in leadership positions at ENTEX Information Services, Inc., a provider of computing infrastructure services. Mr. Lento received a B.S. in Management from the State University of New York.
As our President and Chief Executive Officer, Mr. Lento is engaged in all aspects of our business and is able to provide an insider’s perspective in Board discussions about the business and strategic direction of Limelight. Mr. Lento brings over thirty years of leadership experience to Limelight, which we believe gives him unique insights into our challenges, opportunities, and operations. He possesses leadership, managerial and technical skills relevant to leading Limelight, knowledge of Limelight’s leading customers, and knowledge of cloud services and SaaS companies generally, which skills and knowledge are directly relevant to strengthening the Board’s collective qualifications, skills, and experience. His business leadership experience at Convergys, serving as president of the company’s information management division, and as president of LAN systems for Donnelly Enterprise Solutions is also a valuable resource to the Board as it guides Limelight’s business strategy.

Mark Midle was appointed to our Board of Directors on June 1, 2015. Mr. Midle is a Vice President in Goldman, Sachs & Co.'s Merchant Banking Division, where he oversees investments in growth stage, technology-driven companies. Before joining Goldman Sachs, Mr. Midle spent over a decade investing in technology and technology-enabled services companies while at firms including Bain Capital and The Blackstone Group. Previously, Mr. Midle was a consultant at McKinsey & Co., and he began his career in Morgan Stanley & Co.'s Investment Banking Division. Mr. Midle has a B.A. from the University of North Carolina and an M.B.A. from The Wharton School at the University of Pennsylvania.
Mr. Midle has extensive experience in evaluating and providing guidance and strategic advice to technology, software, and digital media companies. In addition, his investment banking background adds a valuable perspective to the Board. Mr. Midle is also an independent director who has had extensive outside director experience as a director of Experticity, Inc., Digital Comply, Inc., and Buscapé.com, Inc.. As a result of these and other professional experiences, Mr. Midle possesses particular financial knowledge and business expertise that strengthen the Board’s collective qualifications, skills, and experience.
David C. Peterschmidt has served as a director since February 2007. Mr. Peterschmidt was the Chief Executive Officer and member of the board of directors of CIBER, Inc., a global information technology consulting services and outsourcing company from July 2010 to June 2014. Prior to joining CIBER, Inc. Mr. Peterschmidt served as President and Chief Executive Officer of Openwave Systems, Inc. from November 2004 to March 2007. Prior to that, Mr. Peterschmidt served as Chief Executive Officer and Chairman of Securify, Inc., from September 2003 to November 2004 and also as Chief Executive Officer and Chairman of Inktomi, Inc. from July 1996 to March 2003. Mr. Peterschmidt received a B.A. in Political Science from the University of Missouri and an M.A. from Chapman College.
Mr. Peterschmidt brings to our Board and Audit Committee significant business leadership experience and financial experience as the Chief Executive Officer of each of CIBER, Inc., Openwave Systems, Inc., Securify, Inc., and Inktomi, Inc. Mr. Peterschmidt also has outside director experience as a director of Savvis Corporation and CIBER, Inc. As a result of these and other professional experiences, Mr. Peterschmidt possesses particular knowledge and experience serving as and directing senior management personnel in technology-based companies, and also has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience.
Scott Genereux was appointed to our Board on February 22, 2017. Since January 2017, he has been the Executive Vice President of Worldwide Field Operations at Veritas, a provider of information management services that enable organizations to harness the power of information. Prior to Veritas, from December 2012 through January 2017, Mr. Genereux was at Oracle, a provider of comprehensive and fully integrated stack of cloud applications and platform services. At Oracle, he served as the SVP of Cloud Converged Infrastructure from May 2014 through January 2017, and the SVP of Global Cloud Infrastructure from December 2012 through May 2014. Prior to Oracle, from October 2010 through December 2012, Mr. Genereux was the President and CEO of Nirvanix, a provider of enterprise-class cloud storage services designed specifically for customers with expectations of extreme security, reliability and redundancy. Prior to Nirvanix, Mr. Genereux held senior executive positions with QLogic, DataDirect Networks, and Hitachi, Ltd. Mr. Genereux received his BS in Management Information Systems from California State University at Northridge in 1988. He is also an alumnus of Harvard Business School’s Advanced Management Program in 2004.
Mr. Genereux has been a sales and marketing executive for nearly three decades. Mr. Genereux is the Executive Vice President of Worldwide Field Operations at Veritas, and held executive positions at Oracle, Nirvanix, QLogic, DataDirect Networks, and Hitachi, Ltd. Mr. Genereux's deep understanding of sales and marketing strategy and his vision strengthen the Board’s collective qualifications, skills, and experience.
Doug Bewsher was appointed to our Board on February 22, 2017. Since April 2014, he has been the Chief Executive Officer of Leadspace, an end-to-end predictive analytics platform focused on business-to-business demand generation. Prior to Leadspace, from March 2012 through November 2013, Mr. Bewsher was the Chief Marketing Officer at Salesforce, the world's leading enterprise cloud software company. Prior to Salesforce, Mr. Bewsher was the Chief Marketing Officer for Skype from June 2010 through December 2011. Mr. Bewsher has also held senior leadership positions on both the advisory and client side of marketing, including co-leading McKinsey's North American CRM Practice, running the San Francisco office for Digitas, and serving as Global Customer Marketing Director for Vodafone PLC. Mr. Bewsher received his MBA from INSEAD Paris in 1996, and his MA in Physics from Oxford University in 1989.
Mr. Bewsher brings to our Board years of experience as a marketing executive. In addition to his current role as Chief Executive Officer at Leadspace, Mr. Bewsher was the Chief Marketing Officer at Salesforce and Skype, and held other senior leadership positions at McKinsey, Digitas, and Vodafone. Mr. Bewsher's experience and instincts in marketing, and his strategic business savvy strengthen the Board’s collective qualifications, skills, and experience.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES
The Board held four meetings and acted by unanimous written consent two times during fiscal 2016. All directors attended at least 75% of the meetings of the Board and of the committees on which they served during fiscal 2016.
Board Independence
The Board has determined that each of its current directors, except Robert A. Lento, has no material relationship with Limelight and is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect.
Committees of the Board of Directors
The Board has Audit, Nominating and Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board, and are non-employee directors. Each committee, its current membership, its function and the number of meetings held during fiscal 2016 are described below.
Audit Committee
The members of our Audit Committee are Messrs. Amaral, Fisher and Peterschmidt. Mr. Amaral serves as the Chairman of the Audit Committee. We believe that the composition of our Audit Committee meets the requirements for independence under the current requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations, and that each member of our Audit Committee qualifies as an audit committee financial expert under applicable rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations. The Audit Committee held four meetings and acted by unanimous written consent three times during fiscal 2016.
Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee:

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	reviews our financial statements and reviews our critical accounting policies and estimates; and

•
reviews and discusses with management and the independent registered public accounting firm the results of the annual audit, and our annual audited and quarterly unaudited financial statements, including major issues regarding accounting, disclosure and auditing procedures and practices as well as the adequacy of internal controls that could materially affect Limelight’s financial statements.

A copy of the Audit Committee charter is available on our website at http://investors.limelightnetworks.com.
Nominating and Governance Committee
The members of our Nominating and Governance Committee are Messrs. Amaral, Fisher, Gleberman, Midle, and Peterschmidt, each of whom is a non-management member of our Board. Mr. Genereux and Mr. Bewsher were appointed to this committee, effective February 22, 2017. Our Board has determined that each of these members is independent within the meaning of the independent director guidelines of the NASDAQ Stock Market, Inc. The Nominating and Governance Committee held three meetings during fiscal 2016.
The Nominating and Governance Committee’s purpose is to oversee and assist our Board in reviewing and recommending nominees for election as directors. The Nominating and Governance Committee also:

•	assesses the performance of the Board;

•	reviews, and investigates as necessary, any concerns regarding non-financial matters reported on Limelight’s corporate governance hotline;

•	directs guidelines for the composition of our Board; and

•	reviews and administers our corporate governance guidelines.
A copy of the Nominating and Governance Committee charter is available on our website at http://investors.limelightnetworks.com.
Compensation Committee
The members of our Compensation Committee are Messrs. Peterschmidt, Fisher, and Amaral. Mr. Peterschmidt serves as the Chairman of the Compensation Committee. Our Board has determined that each of these members is independent within the meaning of the independent director guidelines of the NASDAQ Stock Market, Inc. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations. The Compensation Committee held five meetings and acted by unanimous written consent on four occasions during fiscal 2016.
Our Compensation Committee oversees our corporate compensation programs. The Compensation Committee also:

•	reviews and recommends policy relating to compensation and benefits of our officers and employees;

•	reviews and approves corporate goals and objectives relevant to compensation of the Chief Executive Officer, senior officers and certain other key employees;

•	evaluates the performance of our officers in light of established goals and objectives;

•	sets compensation of our officers based on its evaluations;

•	administers the issuance of stock options and other awards under our stock plans;

•	reviews and approves a report on executive compensation and a compensation discussion and analysis for inclusion in Limelight’s proxy or information statement; and

•	reviews and evaluates, at least annually, its own performance and that of its members, including compliance with the committee charter.
A copy of the updated Compensation Committee charter is available on our website at http://investors.limelightnetworks.com.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has at any time been an officer or employee of Limelight. No executive officer of Limelight serves, or in the past year has served, as a member of the Board or Compensation Committee of any entity that has an executive officer serving as a member of our Board or Compensation Committee.
Stockholder Recommendations and Nominations
Pursuant to the requirements of its charter, the Nominating and Governance Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A stockholder desiring to recommend a candidate for election to the Board should direct the recommendation in writing to:
Corporate Secretary
Limelight Networks, Inc.
222 South Mill Avenue, 8th Floor
Tempe, Arizona 85281
A submitted recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and information regarding any relationships between the candidate and Limelight within the last three years. Any candidates properly recommended in accordance with the foregoing requirements by stockholders will be considered in such manner as the members of our Nominating and Governance Committee deem appropriate.
A stockholder desiring to nominate a person directly for election to the Board must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are described above under “Deadlines for Receipt of Stockholder Proposals” in this Proxy Statement.

Director Qualifications
We have no stated minimum criteria for director nominees. The Nominating and Governance Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as diversity, experience, length of service and other commitments. This committee believes it is appropriate that at least one member of the Board meet the criteria for an audit committee financial expert as defined by the rules of the SEC, and that a majority of the members of the Board meet the independent director standard under rules of the NASDAQ Stock Market, Inc. This committee also believes it may be appropriate for certain members of our management, in particular the Chief Executive Officer, to participate as a member of the Board. Please see “Information About the Directors and Nominees” above for a discussion of the particular experience, qualifications, attributes or skills relative to each member of the Board that led the Board to conclude that each particular director should serve on Limelight’s Board.
Identification and Evaluation of Nominees for Directors
The Nominating and Governance Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board decides not to nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of this committee and the Board are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board. Candidates may also come to the attention of this committee through management, stockholders or other persons.
The Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. The Nominating and Governance Committee does not implement a different evaluation process for candidates that are nominated for election to the Board by stockholders or other persons.
After such review and consideration, the Nominating and Governance Committee selects, or recommends that the Board select, the slate of director nominees.
The Board’s Role in Risk Oversight
It is our management’s responsibility to manage risk and to bring to the Board’s attention the most material risks to Limelight. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to Limelight. The Audit Committee regularly reviews treasury risks (insurance, credit, and debt), financial and accounting, legal and compliance risks, information technology security risks and other risk management functions. In addition, the Nominating and Governance Committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Compensation Committee considers risks related to the attraction and retention of employees and risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers. We have determined that it is not reasonably likely that Limelight’s compensation and benefit plans would have a material adverse effect on Limelight. The full Board considers strategic risks and opportunities and regularly receives reports from the committees of the Board regarding risk oversight in their areas of responsibility.
Board Leadership Structure
The Board recognizes that effective board leadership structure can be dependent on the experience, skills and personal interaction between persons in leadership roles as well as the needs of Limelight at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of the Board by not requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. Prior to January 2013, the positions of Chairman of the Board and Chief Executive Officer were held by the same person. In February 2013, the Board appointed Walter D. Amaral as its non-executive Chairman of the Board. The Board believes that its current leadership structure, with Mr. Lento serving as President and Chief Executive Officer, and Mr. Amaral serving as non-executive Chairman of the Board, is appropriate for Limelight at this time. Furthermore, currently, seven of the eight Board positions are held by very strong and sophisticated independent directors and investors with substantial business experience and expertise who collectively own a significant portion of Limelight’s outstanding shares. One of the Board positions is occupied by a representative of an institutional stockholder holding approximately 30% of Limelight’s common stock.

Board Diversity
We do not have a policy as it relates to diversity in the selection of nominees for the Board. Our practice is to seek diversity in experience and viewpoint to be represented on the Board. In selecting a director nominee, the Nominating and Governance Committee focuses on skills, expertise or background that would complement the existing Board, recognizing that Limelight’s businesses and operations are diverse and global in nature.
Annual Meeting Attendance
We do not have a formal policy regarding attendance by members of our Board at our annual meetings of stockholders, but all directors are encouraged to attend these meetings.
Communicating with the Board of Directors
Any stockholder who desires to contact any of the members of our Board may write to the following address: Board of Directors, c/o Corporate Secretary, Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. Where the nature of the communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board or an independent director, or our management or independent advisors, as the Secretary considers appropriate.
Code of Ethics and Business Conduct
Limelight maintains a Code of Ethics and Business Conduct that is applicable to our Chief Executive Officer, Chief Financial Officer and all other principal executive and senior financial officers and all employees, officers and directors. The Code of Ethics and Business Conduct is posted on our website at http://investors.limelightnetworks.com.
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors has selected Ernst & Young LLP (“EY”) to audit our consolidated financial statements for the fiscal year ending December 31, 2017. The decision of the Board of Directors to appoint EY was based on the recommendation of the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm’s qualifications as independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with EY in all of these respects.
Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of Limelight and its stockholders. If the stockholders do not ratify the appointment of EY, the Board of Directors may reconsider its selection.
EY has been engaged as our independent registered public accounting firm since fiscal year 2006. The Board of Directors expects that representatives of EY will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
Vote Required
If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of EY as our independent registered public accounting firm. Abstentions will have the effect of a vote “against” the ratification of EY as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS LIMELIGHT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

AUDIT COMMITTEE REPORT
The following report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.
The Audit Committee consists of three directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for The NASDAQ Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee Charter is available on the Limelight website at http://investors.limelightnetworks.com.
On behalf of the Board of Directors, the Audit Committee oversees Limelight’s financial reporting process and its internal controls over financial reporting, areas for which management has responsibility. EY, our independent registered public accounting firm, was responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion as to the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America and for issuing an opinion on the effectiveness of Limelight’s internal controls over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and EY our audited consolidated financial statements for the fiscal year ended December 31, 2016, matters relating to Limelight’s internal controls over financial reporting and the processes that support the certifications of the financial statements by Limelight’s Chief Executive Officer and Chief Financial Officer. The Audit Committee also discussed with EY the scope and plan for the annual audit. In addition, the Audit Committee discussed with EY the matters required to be discussed by Auditing Standard No. 1301 “Communication with Audit Committees.” issued by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee also has received the written disclosures and the letter from EY as required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence and the Audit Committee has discussed with them their independence from Limelight and management.
Based on the Audit Committee’s review of the matters noted above and its discussions with EY and our management, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K and our Annual Report to our stockholders for the year ended December 31, 2016. The Audit Committee also selected EY as Limelight’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The Board of Directors is recommending that the stockholders ratify this selection at the Annual Meeting.
Respectfully submitted by:
Walter D. Amaral, Chairman
Jeffrey T. Fisher
David C. Peterschmidt

Principal Accountant Fees and Services
The following table presents the fees paid or accrued by Limelight for the audit and other services provided by EY for the years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees (1)	$736,522	$785,088
Audit-Related Fees	—	—
Tax Fees	79,935	123,493
All Other Fees(2)	1,995	1,995

Total Fees	$818,452	$910,576
____

(1)
Includes fees associated with the audit of our annual financial statements and internal control over financial reporting included in our Annual Report on Form 10-K and the reviews of financial statements included in our quarterly reports on Form 10-Q. This category also includes consultations on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, services rendered to review our SEC filings, including consents and comment letters, and/or certain other one-time procedures.

(2)	All other fees includes a fee for access to an accounting and reporting research tool in both 2015 and 2016.
Audit Committee Pre-Approval Policy
Prior to the initiation of any audit related or non-audit related service, the Audit Committee is presented with a proposal for such service and an estimate of the fees for pre-approval. In the event the scope of the work requires change from the initial proposal, the modified proposal is presented to the Audit Committee for pre-approval. The requests for pre-approvals are presented to the Audit Committee at the time of the committee’s regularly scheduled meetings, or on an as-needed basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit related and non-audit related services to be performed by Limelight’s independent registered public accounting firm and associated fees on an as-needed basis. Such pre-approvals are reported to the full Audit Committee at its next regularly scheduled meeting. Subsequent to our initial public offering, effective on June 7, 2007, the Audit Committee has pre-approved 100% of audit related and non-audit related services by Limelight’s independent registered public accounting firm.
The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by EY is compatible with maintaining their independence.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information about the beneficial ownership of our common stock on March 31, 2017, by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2017 and common stock issuable upon the vesting of restricted stock units within 60 days of March 31, 2017, ignoring the withholding of shares of common stock to cover applicable taxes, are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person. Percentage of ownership is based on 107,978,117 shares of our common stock outstanding on March 31, 2017. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281.

	Shares Beneficially Owned
Beneficial Owner	Number	Percent
5% Stockholders
GS Capital Partners entities(1)	30,921,946	29.4%
BlackRock, Inc.(2)	6,222,004	5.9%

Executive Officers and Directors
Robert A. Lento(3)	3,949,314	3.7%
Sajid Malhotra(7)	1,197,340	1.1%
Michael DiSanto(4)	532,230	*
George Vonderhaar(6)	1,131,148	1.0%
Kurt Silverman(5)	937,050	*
Walter D. Amaral(8)	369,998	*
Jeffrey T. Fisher(9)	414,717	*
Joseph H. Gleberman(10)	38,263	*
Mark Midle(11)	30,921,946	29.4%
David C. Peterschmidt(12)	294,918	*
Doug Bewsher	0	*
Scott Genereux	0	*
All directors and executive officers as a group (12 persons)(13)	39,786,924	37.6%
____

(1)
This information is based on a Schedule 13G/A filed with the SEC on February 14, 2017, on behalf of The Goldman Sachs Group, Inc. and the GS Capital Partners. Funds affiliated with or managed by Goldman, Sachs & Co. are GS Capital Partners V Fund, L.P. (15,940,283 shares of common stock), GS Capital Partners V Offshore Fund, L.P. (8,234,087 shares of common stock), GS Capital Partners V Institutional, L.P. (5,466,153 shares of common stock) and GS Capital Partners V GmbH & Co. KG (631,970 shares of common stock) (the “Goldman Sachs Funds”). Also includes 366,866 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2017, as well as 190,854 shares acquired after vesting of restricted stock units that director Mark Midle has assigned to Goldman, Sachs & Co. The GS Capital Partners Entities reports its address, and that of each of the GS Capital Partners entities, as c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attn: Jeremy Kahn, Attorney-in-fact.

(2)	This information is based on a Schedule 13G/A filed with the SEC on January 25, 2017, on behalf of BlackRock, Inc. BlackRock, Inc. reports its address as 55 East 52nd Street, New York, New York 10055.

(3)	Includes 1,076,393 shares of common stock held by Robert A. Lento. Also includes 2,872,921 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2017.

(4)	Includes 275,696 shares of common stock held by Michael DiSanto. Also includes 256,534 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2017.

(5)	Includes 427,932 shares of common stock held by Kurt Silverman. Also includes 509,118 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2017.

(6)	Includes 480,363 shares of common stock held by George Vonderhaar. Also includes 650,785 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2017.

(7)	Includes 835,172 shares of common stock held by Sajid Malhotra. Also includes 362,168 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2017.

(8)	Includes 89,150 shares of common stock held by Walter D. Amaral and 280,848 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2017.

(9)	Includes 168,869 shares of common stock held by Jeffrey T. Fisher and 245,848 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2017.

(10)	Includes 11,992 shares of common stock held by Joe Gleberman and 26,271 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2017.

(11)
See footnote (1) above. Mark Midle is a Vice President of Goldman, Sachs & Co.'s Merchant Banking Division. Mr. Midle holds voting and dispositive power for the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG. Mr. Gleberman disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG except to the extent of his pecuniary interest therein.

(12)	Includes 81,570 shares of common stock held by David C. Peterschmidt and 213,348 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2017.

(13)	Includes an aggregate of 5,429,075 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2017.

COMPENSATION COMMITTEE REPORT
The material in this report is not deemed soliciting material or filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by:
David C. Peterschmidt, Chairman
Jeffrey T. Fisher
Walter D. Amaral

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
Our compensation philosophy is to attract, motivate, and retain talented executives responsible for the success of Limelight Networks, which operates in an extremely competitive and rapidly changing part of the high technology industry. With this in mind, we strive to set our compensation programs within the appropriate competitive framework and based on the achievement of our overall financial results, individual contributions, and performance by executives and employees, and each executive’s potential to enhance long-term stockholder value. Within this overall philosophy, our objectives are to:

•
Motivate executive officers to achieve quantitative financial and qualitative non-financial objectives and create a meaningful link between achievement of these objectives and individual executive compensation;

•
Align the financial interests of executive officers with those of our stockholders by providing significant equity-based incentives, while carefully considering both stockholder dilution and stock-based compensation expense; and

•	Offer a competitive total compensation package that enables us to attract and retain top talent.
The Compensation Committee of the Board of Directors (the “Board”) guides our compensation philosophy and objectives. The Compensation Committee uses the above-mentioned objectives as a guide in establishing the compensation programs, practices and packages offered to our executive officers. The Compensation Committee also uses these objectives in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation, although we have no formal or informal policies regarding such allocations.
The compensation for our named executive officers generally consists of three primary components: base salary, annual incentive cash bonus, and equity awards. Other compensation components include severance and change of control provisions, generally available benefits such as health insurance, 401(k) retirement benefits, and participation in our Employee Stock Purchase Program (“ESPP”), and in limited instances, special recognition cash bonuses for specific corporate achievements. Additionally, in 2016, the Compensation Committee approved the 2016-2017 Retention Bonus Program to help ensure stability in the senior leadership team and to create additional incentives to meet Limelight’s profitability goals for 2016 and 2017. This program provides that each participant would receive double the bonus otherwise payable to the participant for each of fiscal 2016 and 2017 if certain conditions are met during each individual year.
The Compensation Committee considers the proper allocation between long- and short-term incentives by considering the balance that is required to attract and retain executives and reward them for the short-term success of our business, while appropriately motivating the executives to strive to achieve our long-term goals. The Compensation Committee also considers the need to offer compensation packages that are comparable to those offered by companies competing with Limelight for executive talent. In allocating between cash and non-cash compensation, we generally seek to be in the middle of the pack within our peer group for cash compensation, and above average for non-cash, or equity based, compensation so as to align the interests of our stockholders and our named executive officers. We also believe that generally available benefits (such as health benefits, 401(k) plan participation, and ESPP participation) should be competitive with the external job market, in order to allow us to attract and retain talent. The Compensation Committee, however, does not have a pre-established policy or target a specific percentile among our peers for the allocation between long- and short-term incentive compensation and cash and non-cash compensation.
Throughout this Compensation Discussion and Analysis, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2016, as well as the other individuals included in the “Summary Compensation Table,” are referred to as the “named executive officers.”
Role and Authority of the Board of Directors and the Compensation Committee
The Compensation Committee has decision-making authority with respect to the compensation of our named executive officers. The members of the Compensation Committee are directors David C. Peterschmidt, Jeffrey T. Fisher, and Walter D. Amaral. Each of these individuals qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market, Inc., (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee has adopted a written charter approved by the Board, a copy of which is available on our website at http://investors.limelightnetworks.com.
In carrying out its responsibilities, the Compensation Committee may engage outside consultants and consult with Limelight’s Human Resources department and other company executives as the Compensation Committee determines to be appropriate. The Compensation Committee has engaged Compensia, an executive compensation consulting firm, on numerous occasions since 2007, with the most recent being in November 2016 (for fiscal 2017 compensation). The Committee has received executive compensation assessments from Compensia following each engagement. In May 2012, February 2013, October 2014, and April 2016, the Compensation Committee received advice and guidance from Compensia regarding confirmation of our executive compensation strategy and an assessment of the competitiveness of total pay packages for our senior executive officers relative to market and peers, each of which was used in the development of fiscal 2016 executive cash compensation and equity grant planning. The April 2016 report provided the Compensation Committee with advice and guidance regarding appropriate compensation for Mr. Malhotra, who transitioned to and was appointed as our permanent Chief Financial Officer. The Compensation Committee currently feels that it is adequately and appropriately able to assess and determine the compensation arrangements for our named executive officers based on the information provided through the Compensation Committee members’ own experience and knowledge regarding compensation matters and the Compensia report process. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting, or other advisers selected by the Compensation Committee, although it did not do so for fiscal 2016. The Compensation Committee may delegate any of its responsibilities to one or more directors or to members of management, to the extent permitted by applicable law. The Compensation Committee has not delegated any of its responsibilities with respect to the named executive officers and has no plans to do so. However, the Compensation Committee has delegated certain responsibilities to our Chief Executive Officer, as described below.
The Compensation Committee also meets as frequently as it deems necessary to address matters within its area of responsibility. During 2016, the Committee met five times and acted by unanimous written consent on four occasions. The Compensation Committee intends to review annually the base salaries, annual incentive cash bonus, and long-term equity incentive awards for senior management, including the named executive officers. In recent years, the Compensation Committee has reviewed compensation components in the last quarter of each year. The Compensation Committee will, however, review and may adjust an officer’s compensation at any time during the year if and when the Compensation Committee deems such review to be necessary to align that officer’s compensation with our compensation philosophy and objectives. The Compensation Committee reviewed all compensation components for the then senior management team (including some of the named executive officers) in the fourth fiscal quarter of 2016, with the exception of review of Mr. Malhotra's compensation components upon his appointment as our Chief Financial Officer.
The Compensation Committee has delegated limited, non-exclusive authority to the Chief Executive Officer to grant equity awards within certain parameters. The Chief Executive Officer may grant awards only with respect to employees or prospective employees at or below the level of Vice President. The Compensation Committee has approved an Equity Grant Policy and equity award matrix that includes equity incentive ranges for employees based on title, job responsibilities, seniority, and other factors. This matrix is reviewed and approved annually by the Compensation Committee. Each month, our Human Resources department prepares a proposed grant list and confirms that the proposed awards are consistent with the equity award matrix. The proposed award list is submitted to our Chief Executive Officer at the first of the month. If approved by our Chief Executive Officer by the second Tuesday of the month, then the awards are effective as of the second Tuesday of the month and the per share exercise price is set at the closing price of our common stock on the NASDAQ Stock Market on that grant date. If our Chief Executive Officer’s approval of the proposed list is not obtained by the second Tuesday of the month, then the proposed awards are carried over for consideration the following month.
Role of Executive Officers in Compensation Decisions
The Compensation Committee on occasion meets with our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices, and packages for our named executive officers (other than himself). At least annually, the Compensation Committee considers, but is not bound by and does not always accept, our Chief Executive Officer’s recommendations for the named executive officers (other than himself). These meetings typically occur in connection with a quarterly meeting of the Board or as part of a regularly scheduled Compensation Committee meeting. Recommendations with respect to equity award grants are made as part of our formal equity award grant process, pursuant to which management submits equity award recommendations to the Chief Executive Officer (with respect only to employees whose position is at or below the level of Vice President) and/or the Compensation Committee.
Our Chief Executive Officer and our Corporate Secretary regularly attend meetings of the Compensation Committee, but are excused from the meetings as appropriate when matters of executive compensation in which each may have a financial interest are discussed. In addition, other executives or employees sometimes attend the Compensation Committee’s meetings, but they also leave the meetings as appropriate when matters of executive compensation are discussed. The Compensation Committee considers and discusses our Chief Executive Officer’s compensation package — cash compensation as well as equity — without him present.
Role of Compensation Consultant
As noted, the Compensation Committee has engaged the compensation consulting firm Compensia on numerous occasions since 2007, with the most recent being in November 2016 (for fiscal 2017 compensation) to advise the Compensation Committee regarding the role of market data in the compensation determination process, provide a review of emerging trends and best practices in executive compensation, assess the competitiveness of our current executive compensation, and provide considerations for the Compensation Committee. Compensia’s May 2012, February 2013, October 2014, and April 2016 (with respect to Mr. Malhotra) executive compensation assessment reports, and the advice and guidance provided by Compensia, were sources of data for the Compensation Committee’s analysis of our executive and non-executive employee compensation. The Compensia reports advised the Compensation Committee regarding the role of market data in the compensation determination process, provided a review of emerging trends and best practices in executive compensation, assessed the competitiveness of our current executive compensation, and provided considerations for the Compensation Committee. Compensia’s analyses included base salary, annual incentive bonus, and equity awards for the surveyed group described below. our management team uses the Compensia data as a tool in making recommendations to the Compensation Committee on compensation adjustments that are consistent with our compensation philosophy, objectives, and goals.

Other than Compensia’s periodic review of Board member and non-executive officer employee compensation, Compensia does not provide any additional services to us. Compensia provided its services to the Compensation Committee. The Compensation Committee assessed the independence of Compensia and concluded that its work has not raised any conflict of interest.
The Compensation Committee utilized the October 2014 and April 2016 Compensia reports as tools to compare our executive compensation program for fiscal 2016 to the market. For the October 2014 report, Compensia surveyed technology companies that published their pay practices. The employers included in the survey were technology infrastructure, Internet/cloud/digital media, or software companies with annual revenue between $50 to $500 million that had employees with similar experience and education levels to our employees. In order to maintain competitiveness within the marketplace, the Compensation Committee considered this peer group data in determining our executive compensation. The companies surveyed in its October 2014 report included Boingo Wireless, Brightcove, BroadSoft, Carbonite, Digital River (acquired by Siris Capital Group), Inteliquent, Internap Network Services, IntraLinks Holdings, LogMeIn, MobileIron, Rally Software (acquired by CA Technologies), RingCentral, Support.com, and United Online (acquired by B. Riley Financial). The companies surveyed in the April 2016 report pertaining to Mr. Malhotra were Integrated Device Tech, Oclaro, QuinStreet, and Ultra Clean Holdings, each of which had recent Chief Financial Officer promotions. As noted, the Compensation Committee does not have a pre-established policy or target a specific percentile among the peer group for the allocation between long- and short-term incentive compensation and cash and non-cash compensation.
Components of Compensation
The components of our 2016 executive compensation include:

•	Base salary;

•	Annual incentive bonus;

•	2016-2017 Retention Bonus Program;

•	Equity-based incentive awards;

•	Severance and change of control protection;

•	Retirement benefits provided under a 401(k) plan; and

•	Generally available benefit programs.
The Compensation Committee selected these components because it believes each is necessary to help us attract and retain the executive talent on which our success depends. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy. The Compensation Committee, however, will review these elements of compensation on occasion and will alter or add to the elements if it believes that changes will better achieve our compensation objectives.
The Compensation Committee reviews the entire executive compensation program (other than retirement benefits under the 401(k) plan and generally available benefit programs) on at least an annual basis. However, the Compensation Committee at any time may review one or more components as necessary or appropriate to ensure such components remain competitive, appropriately designed to reward performance, and aligned with our compensation philosophy and objectives. Additionally, the Compensation Committee considered the results of our last non-binding advisory stockholder vote on the compensation of our named executive officers in June 2014, commonly referred to as a say-on-pay proposal. Our stockholders approved the compensation of our named executive officers with approximately 79% of stockholder votes cast in favor of the 2014 say-on-pay proposal. We were mindful of the support our stockholders expressed for our named executive officer compensation programs and, as a result, we decided to retain our general approach to our executive compensation programs. We hold such say-on-pay votes every three years, as approved by our stockholders in a non-binding advisory vote at our annual meeting in June 2011. We are holding another say-on-pay vote at this Annual Meeting.
In fiscal 2016, the use and weight of the executive compensation components were based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall compensation objectives. This included our incentive and retention needs, the need to align incentives with our stockholders’ interests, and our goal of staying competitive within the external job marketplace, as evidenced by the Compensia survey noted above and by the general experience and knowledge of our Compensation Committee members. The Compensation Committee reviews the base salary, total cash compensation, and equity compensation of our named executive officers relative to market comparables based on the data provided by Compensia in 2014 and 2016 (in the case of Mr. Malhotra), comparative market data provided by management, and the Compensation Committee members’ own experience and knowledge, and has moved these elements of compensation toward market averages. In fiscal 2016, the Compensation Committee considered market compensation data amongst our peers as follows, with total cash compensation generally aligning nearer the middle of the range and equity generally aligning nearer the upper end of the range:

Element of Compensation	Percentile
Base Salary	25th to 75th
Total Cash	25th to 75th
Equity	50th to 75th

Though the Compensation Committee considered this data, the Compensation Committee did not target a specific percentile in establishing executive compensation
Base Salary and the 2016 Stock for Salary Program. We provide base salary to our named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year.
The Compensation Committee reviews executive officer base salaries in conjunction with our annual performance review process. During this process, the Chief Executive Officer will review the performance of the named executive officers (other than himself) and will report those findings to the Compensation Committee. A named executive officer’s personal performance will be judged in part on whether our business objectives are being met. In setting base salary, management and the Compensation Committee considers each named executive officer’s experience, skills, knowledge, responsibilities, and performance, Limelight’s performance as a whole, and the report and recommendations of our Chief Executive Officer. An assessment of a named executive officer’s personal performance is qualitative, with much reliance on our Chief Executive Officer’s subjective evaluation of a named executive officer’s personal performance (other than his own personal performance) and the Compensation Committee’s experience and knowledge regarding compensation matters. No specific weight is attributed to any of the factors considered by the Compensation Committee in setting base salary changes. For newly hired named executive officers, the Compensation Committee also considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join us. The Compensation Committee aims to keep salaries in line with the external job market. Increases over the prior year’s base salary will be considered within the context of our overall annual compensation adjustment budget to ensure that any increases are fiscally prudent and feasible for us. The Compensation Committee does not apply specific formulas to determine increases. There is no process in setting these annual merit increase budgets other than the annual business planning process. For fiscal 2016, the Compensation Committee also considered general economic conditions and the risks such conditions posed to achievement of our financial performance targets for 2016.
During fiscal 2016, Messrs. Lento, Vonderhaar, DiSanto, and Silverman did not receive an increase in base salary from fiscal 2015 because the Compensation Committee felt their current base salaries were appropriate given then current market conditions. Their respective fiscal 2016 base salaries were $475,000, $275,000, $300,000 and $290,000. Mr. Malhotra's assumed the role of Interim Chief Financial Officer in December 2015, and his base salary increased to $300,000, effective January 1, 2016, to reflect his new position and additional responsibilities. When he was appointed as our permanent Chief Financial Officer in April 2016, his base salary was increased further to $325,000, effective April 15, 2016. In determining these base salary levels, the Compensation Committee relied on the factors discussed above.
The 2016 Stock for Salary Program. The Compensation Committee approved a stock for salary program for fiscal 2016. This program was developed for two principle reasons. First, it was a statement of confidence in Limelight and its employees in light of the then-recent reduction in force. Second, it was a statement of support for our related cash conservation efforts in light of a possible judgment in the longstanding patent dispute with Akamai over the '703 patent (which was later settled for approximately half of Akamai's original demand from late 2015).
Eligible participants could elect to contribute 0%, 25%, 50%, 75%, or 100% of his or her fiscal 2016 base salary (including any increases that may have occurred during the year) in exchange for fully-vested shares of our common stock. Messrs. Lento, Malhotra, and DiSanto each participated in the program and each elected to have 50% of their respective 2016 salaries paid in shares of our common stock. Once an election was made, it ran for the full year 2016 and was irrevocable. Participation levels could not have been changed after the close of the enrollment period.
On the last trading day of each calendar month, each participant received the number of fully-vested shares of our common stock determined by dividing (i) 1/12th of his or her enrolled salary by (ii) the trailing 30-day closing average of our common stock, rounded up to the nearest whole share. The shares of our common stock were issued under our Amended and Restated 2007 Equity Incentive Plan (the "Equity Incentive Plan"). Amounts corresponding to the grant date fair values of shares acquired each month are reflected within the stock awards column of the Summary Compensation Table for Messrs. Lento, Malhotra, and DiSanto.
Annual Incentive Cash Bonuses and the 2016-2017 Retention Bonus Program. We have utilized cash bonuses to reward performance achievements and have in place annual target incentive bonuses for certain of our executive officers, payable either in whole or in part, depending on the extent to which the financial performance goals set by the Compensation Committee are achieved. During fiscal 2016, Messrs. Lento, Vonderhaar, DiSanto, and Silverman did not receive an increase in target bonus from fiscal 2015 because the Compensation Committee felt their then current target bonus amounrs were appropriate given current market conditions. The target bonus amounts for Messrs. Lento, Vonderhaar, DiSanto, and Silverman were $380,000, $200,000, $150,000, and $130,500, respectively. When

Mr. Malhotra was appointed as our permanent Chief Financial Officer, his target bonus amount was increased to $225,000 to reflect his new position and additional responsibilities.
Under our 2016 Management Bonus Plan, incentive bonuses for all of the participants, including the participating named executive officers, were determined based upon three measures of corporate financial performance that comprised 100% of the potential target payout, and one non-financial operational component that, if achieved, would result in up to an additional 10% of the potential target payout. Specifically, corporate financial performance was measured against our total revenue (40%), our GAAP gross margin (40%), and our non-GAAP EPS (20%). The non-financial operational component of the 2016 Management Bonus Plan was based on our customer net promoter score ("NPS") for fiscal 2016. The Compensation Committee selected these performance goals because it believed that these measures aligned with the 2016 priorities for the business and reflected value generated for our stockholders, and therefore relying on these goals for the determination of the bonuses tied payment of bonuses to creation of stockholder value.
For each of the three financial performance components, the Compensation Committee established a floor, a target and a ceiling. With respect to the portion of the bonus based upon each performance criteria, the participating executive could earn between zero and 100% ratably based on attainment between the floor and the target. Bonuses in excess of the target bonus amounts for the participants could be earned for financial performance in excess of the targets established by the Compensation Committee under our 2016 Management Bonus Plan. Each participant could earn between 100% and 300% ratably for each of the financial performance target, each based on attainment between the target and the ceiling. Even though a participant could achieve up to a 300% ceiling on certain individual corporate performance components, the total bonus amount payable to each participant was capped at 210% of his or her target bonus. Furthermore, over-achievement of any one financial performance criteria was dependent upon our achieving at least 85% of the target across each of the other two performance criterion. Accordingly, each participant in our 2016 Management Bonus Plan could earn between 0% and 210% of his or her target bonus depending upon the level of attainment or over-attainment of the performance goals, as well as exceeding the 85% of target limitation. The revenue floor, target, and ceiling for each component was as follows:
Total Revenue Targets (40%):

	Floor	Target	Ceiling
Total Annual Revenue (in millions)	$168	$190	$210
Percent attainment of Total Revenue component of the Target Bonus Amount	0%	100%	300%
GAAP Gross Margin Targets (40%):

	Floor	Target	Ceiling
200-600 basis point (bps) improvement	200 bps	333 bps	600 bps
Percent attainment of GAAP Gross Margin component of the Target Bonus Amount	0%	100%	300%
Non-GAAP EPS Targets (20%):

	Floor	Target	Ceiling
Non-GAAP EPS	$(0.05)	$0.00	$0.10
Percent attainment of Non-GAAP EPS of Target Bonus Amount	0%	100%	300%
For the one non-financial component, the participating executive could earn up to an additional 10% of his target bonus amount based on our NPS for fiscal 2016. If our 2016 NPS was below our 2015 average NPS of 29.75, then this additional bonus amount would not be earned. The participant’s target bonus amount was increased 1% for every 1-point increase in our 2016 NPS over our 2015 average NPS, up to a maximum of 10%. The Compensation Committee was responsible for determination of the attainment, or level of attainment, of the non-financial component and any over achievement thereof.
The table below illustrates the minimum, target, and maximum bonus amounts potentially payable to our named executive officers under the 2016 Management Bonus Plan:

	2016 Management Bonus Plan
Name	Minimum	Target	Maximum
Robert Lento	$0	380,000	798,000
Sajid Malhotra	0	225,000	472,500
George Vonderhaar	0	200,000	420,000
Michael DiSanto	0	150,000	315,000
Kurt Silverman	0	130,500	274,050
The Compensation Committee believed that these targets presented achievable goals, but were not necessarily certain, and achievement depended upon successful execution of our business plan. Bonuses are reviewed and approved by the Compensation Committee, which determined the performance and operational criteria necessary for award of such bonuses. The actual bonus amount earned by each participating executive was determined by the Compensation Committee based upon attainment of the performance criteria after our 2016 financial results were reviewed and approved by the Audit Committee of the Board. Although the Compensation Committee has the authority to exercise discretion in awarding bonus payment, such discretion was not exercised with respect to the named executive officers, and the fiscal 2016 bonus amounts were awarded based solely upon the performance criteria formula described above. Applying the formula described herein to our 2016 financial performance, the Compensation Committee determined that this resulted in a payout of 46.4% of the total target amount for the 2016 Management Bonus Plan. Accordingly, the Compensation Committee authorized and approved a payment of annual cash bonuses to the 2016 Management Bonus Plan participants, including our principal executive officer, principal financial officer and other named executive officers. Messrs. Lento, Malhotra, Vonderhaar, DiSanto, and Silverman received bonuses of $176,415, $101,554, $92,850, $69,637, and $60,584, respectively, which represented approximately 37%, 32%, 34%, 23%, and 21% of their annual base salary in 2016.
The 2016-2017 Retention Bonus Program. The Board approved the 2016-2017 Retention Bonus Program (the "Retention Program"), as well as the amendments to the change of control arrangements described below, for members of the senior leadership team, including the named executive officers. These decisions were made to help ensure stability in our senior leadership team and to create additional incentives to meet our profitability goals for 2016 and 2017. The Retention Program provided that each participant will receive double the bonus otherwise payable to him or her for fiscal 2016 if (i) our stock price was less than $3.00 per share for more than 30 trading days in the fourth quarter of 2016, (ii) we ended the year with more than $70 million in cash (not including Board approved non-ordinary use of cash, such as a stock buyback), and (iii) the participant was employed with us through the payment date. The Retention Program achievement component(s) for 2017 were determined in connection with fiscal year 2017 budgeting process.
The 2016 achievement components were met, resulting in Messrs. Lento, Malhotra, Vonderhaar, DiSanto, and Silverman receiving an additional $176,415, $101,554, $92,850, $69,637, and $60,584, respectively. The Retention Program permitted each participant to elect at the time of payment whether to take the additional payment in cash, stock, or some combination thereof. This feature of the Retention Program kept with the twin objectives described in the 2016 Stock for Salary Program discussion above. Specifically, it offered each participant another opportunity to show confidence in Limelight and its employees, and it gave the participants an opportunity to support our cash conservation efforts. If payment in stock was elected, the shares of stock received were fully-vested. All of the participants, including the named executive officers, elected to receive payment of the 2016 Retention Program in the form of stock. Accordingly, these amounts are reflected within the stock awards column of the Summary Compensation Table. In the event that the Retention Program components are achieved for fiscal 2017, payout in 2018 will be in the form of stock.
Long-Term Incentive Program. The principal goals of our long-term equity-based incentive program are to align the interests of named executive officers with our stockholders and to provide each named executive officer with a significant incentive to manage Limelight from the perspective of an owner with an equity stake in the business. Another goal of the long-term equity-based incentive program is to provide a competitive overall compensation package that will enable us to attract and retain talented executives. The Compensation Committee believes that unvested equity awards are a key factor in motivating and retaining executive personnel, as well as incentivizing executive personnel to preserve the current value and grow the future value of our stock, thereby furthering the interests of our other stockholders.
Equity-based awards granted for fiscal 2016 to our named executive officers were granted under our Equity Incentive Plan and were approved by the Compensation Committee. Our Equity Incentive Plan provides the Compensation Committee discretion to grant equity to employees in many forms. The Compensation Committee selected restricted stock units and stock options, as it believes that these forms address the goals of our long-term incentive program. Specifically, stock options maintain a strong linkage between realizable compensation and shareholder value creation, while restricted stock units further retention objectives. The Compensation Committee generally addresses annual refresh grants for the executive officers in the fourth fiscal quarter of each year. The Compensation Committee will, however, periodically consider equity award grants as may be necessary or appropriate to achieve the objectives of the long-term incentive component of the overall executive compensation program. For example, Mr. Malhotra received equity awards in connection with his appointment as our permanent Chief Financial Officer during the second quarter.
The Compensation Committee determined the appropriate size of long-term equity-based incentives awarded for fiscal 2016 to certain of its named executive officers to meet our attraction, retention, and business objectives by reviewing and considering the following factors.

•	each named executive officer's experience, skills, knowledge, responsibilities, and position within Limelight;

•	competitive market data;

•	the number and value of each named executive officer’s then current equity award holdings;

•	the number of unvested equity awards and exercise price and retentive value of unvested stock options in relation to the then current market value;

•	each named executive officer’s total compensation;

•	each named executive officer’s personal performance;

•	the importance of each named executive officer’s anticipated contributions to the development of long-term value creation; and

•	the Compensation Committee members’ experience and knowledge with respect to equity compensation.
The Compensation Committee has not formalized the process by which it will take an individual’s performance or other factors into account, but may do so in the future. There is no specific weight given to any one of these elements of personal performance, nor are there particular metrics associated with any one of these elements. Rather than measuring each named executive officer’s personal performance against formal personal performance goals or elements, we rely on the Chief Executive Officer’s subjective evaluation of each named executive officer’s personal performance (other than himself) and the Compensation Committee’s experience and knowledge regarding compensation matters to evaluate the personal performance of the Chief Executive Officer and other named executive officers and to determine appropriate compensation for such officers. The Compensation Committee also relied, in part, on peer group compensation data and extant equity award valuation analyses provided by Compensia during 2014 and April 2016 (with respect to Mr. Malhotra's appointment as our Chief Financial Officer) in determining the appropriate equity grant amounts awarded in fiscal 2016 to certain of its named executive officers.
On a total company basis, when appropriate, the Compensation Committee also analyzes the number of shares:

•	used by us during the year with respect to new equity awards (i.e., burn rates);

•	subject to outstanding equity awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang); and

•	subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).
The Compensation Committee believes that analyzing the above factors allows it to assess whether granting additional awards to the named executive officers is prudent based on the pool of shares we have available for grants to all of its service providers and to take into consideration the impact on the dilution of stockholder interests and overhang.
Based on these factors, the Compensation Committee authorized and approved the following long-term incentive program awards described herein during fiscal 2016:

•
On April 29, 2016, in connection with his appointment as permanent Chief Financial Officer, Limelight issued Mr. Malhotra 100,000 restricted stock units, and granted him a stock option to purchase 200,000 shares of our common stock, each pursuant to the Equity Incentive Plan. One-third (1/3rd) of the restricted stock units vest June 1, 2017, and one-twelfth (1/12th) will vest on September 1, 2017 and on each December 1, March 1, June 1, and September 1 thereafter for the next seven (7) quarters, provided Mr. Malhotra continues to be a service provider through each such vesting date. One-third (1/3rd) of the shares subject to the stock option vest on June 1, 2017, and one-thirty-sixth (1/36th) of the shares subject to the stock option will vest on the first day of July, 2017, and on the first day of each month thereafter until all of the shares subject to the stock option have vested, provided Mr. Malhotra continues to be a service provider through each such vesting date. The sizes of Mr. Malhotra's grants were determined based on the factors listed above as well as the arm’s length negotiations between the parties. The three-year time-based vesting schedules applied to the equity awards provide both a strong retention tool and also balances each executive’s focus on our short-term and long-term goals.

•
On November 16, 2016, Messrs. Lento, Malhotra, Vonderhaar, DiSanto, and Silverman received 591,000, 207,000, 125,000, 143,000, and 139,000 restricted stock units, and stock options to purchase 1,117,000, 392,000, 236,000, 270,000, and 262,000 shares of our common stock respectively, each pursuant to the Equity Incentive Plan. Also, on November 16, 2016, the Compensation Committee approved retention grants to Mr. DiSanto of 45,000 restricted stock units and a stock option to purchase 85,000 shares of our common stock. One-third (1/3rd) of the restricted stock units will vest on December 1, 2017, one-twelfth (1/12th) of the restricted stock units will vest on March 1, 2018, and an additional one-twelfth (1/12th) will vest on the first day of each June, September, December and March thereafter for seven (7) consecutive quarters, provided the recipient continues to be a service provider through each such vesting date. One-third (1/3rd) of the shares subject to the stock option will vest on December 1, 2017, and one-thirty-sixth (1/36th) of the stock options will vest on the 1st day of January, 2018 and on the 1st day of each month thereafter until all of the stock options have vested (three years), provided the recipient continues to be a service provider through each such vesting date. The sizes of these grants were determined based on the factors described above. The three-year time-based vesting schedules applied to the equity awards provide both a strong retention tool and also balances each executive’s focus on our short-term and long-term goals.

With respect to non-named executive officers, equity award grants are generally made within grant guidelines established by the Compensation Committee, in consultation with management, based on job grade, job title, responsibility level, seniority level, or other factors, which may include the competitive hiring marketplace. Customarily, the Compensation Committee considers annual equity awards for employees other than named executive officers in the first quarter each year. With respect to the named executive officers, the Chief Executive Officer makes recommendations on such guidelines and the named executive officer’s actual grants (other than his own). The grant guidelines assist us in keeping equity grants within the budgeted grant pool approved by the Compensation Committee, and thereby efficiently managing the available equity pool and its overhang.
Equity Award Practices. We may grant a mix of options and restricted stock units in situations where the compensation philosophy and objectives would be best met by doing so. In prior years, our equity awards extended to most employees. Beginning in 2009, we concentrated equity awards among those positions with the greater opportunity to affect our financial performance and have continued with this practice each year. The vesting schedules applied to equity awards, usually three or four years, provide both a strong retention tool and also balances each executive’s focus on our short term and long term goals.
Prior to September 2007, the effective grant date for all equity awards to our named executive officers was the date on which the Compensation Committee or the Board approved the grant. Historically, this was accomplished through actions by unanimous written consent. In September 2007, our Board adopted a policy providing for approval of equity awards in advance of a future effective grant date. We follow this granting policy as a best practice approach recommended by outside counsel to ensure all equity awards comply with applicable laws and regulations. All stock options granted to the named executive officers have a per share exercise price equal to the fair market value of our common stock on the grant date.
Employment Agreements, Severance and Change of Control Benefits
Employment Agreements. We have written employment agreements with certain executive officers, including each of our named executive officers. Each agreement provides that the executive’s employment with Limelight is “at-will” and may be terminated at any time by either party, either with or without cause, upon written notice to the other party. Depending upon the circumstances of the executive’s termination, the executive may be entitled to certain severance benefits or change of control benefits. Please see “Potential Payments upon Termination or Change of Control” below for further information on severance or change of control benefits.
Mr. Lento
On January 22, 2013, we entered into an employment agreement with Mr. Lento to become our President and Chief Executive Officer. On February 23, 2016, we entered into the first amendment to this agreement with Mr. Lento. Pursuant to the terms of Mr. Lento’s employment agreement, as amended, Mr. Lento’s annual salary for 2016 was $475,000. Mr. Lento’s salary is subject to annual review. Mr. Lento is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. For calendar year 2016, Mr. Lento’s annual target incentive bonus was $380,000. The earned annual cash incentive bonus payable to Mr. Lento depended upon the extent to which our applicable performance goals were achieved. Mr. Lento’s actual paid bonus for 2016 was $176,415, which was doubled pursuant to the terms of the 2016-2017 Retention Program. In fiscal 2016, we also issued Mr. Lento 591,000 restricted stock units and an option to purchase 1,117,000 shares of our common stock, each pursuant to our Equity Incentive Plan. Mr. Lento’s employment agreement further provides that we will reimburse Mr. Lento for certain expenses for reasonable travel, entertainment, and other business expenses, including professional association fees, incurred by him in furtherance of the performance of his employment duties.
Mr. Malhotra
On March 24, 2014, we entered into an employment agreement with Mr. Malhotra, our then Senior Vice President, Strategy, Facilities, Investor Relations & Procurement. On June 18, 2015, we entered into the first amendment to this agreement with Mr. Malhotra, following which Mr. Malhotra became our Chief Strategy Officer. On February 23, 2016, we entered into the second amendment to this agreement with Mr.Malhotra. Pursuant to the terms of Mr. Malhotra’s employment agreement, as amended, Mr. Malhotra’s annual salary for 2016 was $300,000 until April 15, 2016, when it became $325,000 after he was appointed as our permanent Chief Financial Officer. Mr. Malhotra was eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. For 2016, Mr. Malhotra’s annual target incentive bonus was $225,000. The earned annual cash incentive bonus payable to Mr. Malhotra depended upon the extent to which our applicable performance goals were achieved. Mr. Malhotra’s actual paid bonus for 2016 was $101,554, which was doubled pursuant to the terms of the 2016-2017 Retention Program. In fiscal 2016, Limelight also issued Mr. Malhotra 207,000 restricted stock units and a stock option to purchase 392,000 shares of our common stock, each pursuant to our Equity Incentive Plan. Following Mr. Malhotra's appointment as our Chief Financial Officer, we issued Mr. Malhotra 100,000 restricted stock units and a stock option to purchase 200,000 shares of our common stock, each pursuant to our Equity Incentive Plan. Mr. Malhotra’s employment agreement further provides that we will reimburse Mr. Malhotra for certain expenses for reasonable travel, entertainment, and other business expenses, including professional association fees, incurred by him in furtherance of the performance of his employment duties.
Mr. Vonderhaar
On January 22, 2013, we entered into an employment agreement with Mr. Vonderhaar to become our Senior Vice President and Chief Sales Officer. On June 18, 2015, we entered into the first amendment to this agreement with Mr. Vonderhaar. On February 23, 2016, we entered into the second amendment to this agreement with Mr. Vonderhaar. Pursuant to the terms of Mr. Vonderhaar’s employment agreement, as amended, Mr. Vonderhaar’s annual salary for 2016 was $275,000. Mr. Vonderhaar’s salary is subject to annual review. Mr. Vonderhaar is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. For calendar year 2016, Mr. Vonderhaar’s annual target incentive bonus was $200,000. The earned annual cash incentive bonus payable to Mr. Vonderhaar depended upon the extent to which our applicable performance goals were achieved.

Mr. Vonderhaar’s actual paid bonus for 2016 was $92,850, which was doubled pursuant to the terms of the 2016-2017 Retention Program. In fiscal 2016, we issued Mr. Vonderhaar 125,000 restricted stock units and a stock option to purchase 236,000 shares of our common stock, each pursuant to our Equity Incentive Plan. Mr. Vonderhaar's employment agreement further provides that we will reimburse Mr. Vonderhaar for certain expenses for reasonable travel, entertainment, and other business expenses, including professional association fees, incurred by him in furtherance of the performance of his employment duties.
Mr. DiSanto
On March 10, 2015, we entered into an employment agreement with Michael DiSanto, our Senior Vice President, Chief Administrative and Legal Officer & Secretary. On June 18, 2015, we entered into the first amendment to this agreement with Mr. DiSanto. On February 23, 2016, we entered into the second amendment to this agreement with Mr. DiSanto. Pursuant to the terms of Mr. DiSanto's employment agreement, as amended, Mr. DiSanto's annual salary for 2016 was $300,000. Mr. DiSanto was eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. For 2016, Mr. DiSanto's annual target incentive bonus was $150,000. The earned annual cash incentive bonus payable to Mr. DiSanto depended upon the extent to which our applicable performance goals were achieved. Mr. DiSanto's actual paid bonus for 2016 was $69,637, which was doubled pursuant to the terms of the 2016-2017 Retention Program. In fiscal 2016, we issued Mr. DiSanto a total of 188,000 restricted stock units and a stock option to purchase 355,000 shares of our common stock, each pursuant to our Equity Incentive Plan. Mr. DiSanto’s employment agreement further provides that we will reimburse Mr. DiSanto for certain expenses for reasonable travel, entertainment, and other business expenses, including professional association fees, incurred by him in furtherance of the performance of his employment duties.
Mr. Silverman
On August 20, 2013, we entered into an employment agreement with Kurt Silverman, our Senior Vice President, Development & Delivery. On February 23, 2016, we entered into the first amendment to this agreement with Mr. Silverman. Pursuant to the terms of Mr. Silverman’s employment agreement, as amended, Mr. Silverman’s annual salary for 2016 was $290,000. Mr. Silverman was eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. For 2016, Mr. Silverman’s annual target incentive bonus was $130,500. The earned annual cash incentive bonus payable to Mr. Silverman depended upon the extent to which our applicable performance goals were achieved. Mr. Silverman’s actual paid bonus for 2016 was $60,584, which was doubled pursuant to the terms of the 2016-2017 Retention Program. In fiscal 2016, we issued Mr. Silverman 139,000 restricted stock units and a stock option to purchase 262,000 shares of our common stock, each pursuant to our Equity Incentive Plan. Mr. Silverman’s employment agreement further provides that we will reimburse Mr. Silverman for certain expenses for reasonable travel, entertainment, and other business expenses, including professional association fees, incurred by him in furtherance of the performance of his employment duties.
Severance Benefits. We believe that providing severance benefits for our named executive officers is necessary to attract and retain executive talent, and is accordingly consistent with our compensation philosophy and objectives. Severance benefits for the named executive officers is also appropriate as we believe that it is likely that an executive who is relieved of his or her position without cause may require an extended period of time to obtain other similar employment.
During fiscal 2016, the employment agreements between us and each of named executive officer generally provide that if the executive is terminated without cause, and the termination is not in connection with a change of control, then the executive will be entitled to the following severance benefits: (i) continued payment of executive’s base salary for twelve months, (ii) actual, earned cash bonus for the year in which termination occurs prorated to the date of termination (or 1 year of target bonus), and (iii) reimbursement for premiums paid for continued health benefits for the executive and eligible dependents under our health plans until the earlier of twelve months after termination or until executive and eligible dependents are covered under another health insurance program. Payment of severance benefits is conditioned on the executive making certain covenants with us as described below under “Material Conditions to or Obligations of Severance” in the “Potential Payments upon Termination or Change of Control” section below.
If a named executive officer voluntarily resigns his employment or his employment is terminated for cause, then the named executive officer is entitled generally only to compensation earned through the date of termination. More particularly, the named executive officer would be entitled to his base salary through the date of termination, and unpaid but earned and accrued annual bonus for a fiscal year completed prior to the termination of employment. All further vesting of outstanding equity awards would also cease as of the date of termination.
In the event a named executive officer’s employment is terminated due to death or disability, then twenty-five (25%) percent of the executive’s then outstanding and unvested equity awards would vest.
Change of Control Benefits. We believe that providing certain benefits for the named executive officers in connection with a change of control is necessary to attract and retain executive talent. Further, we believe that change of control arrangements are an important part of overall compensation for the named executive officers because they will assist us in maximizing stockholder value by allowing executives to participate in an objective review of any proposed transaction and whether such proposal is in the best interest of the stockholders, notwithstanding any concern the executive might have regarding his or her continued employment prior to or following a change in control or other personal financial interest.

During fiscal 2016, the employment agreements between Limelight and each named executive officer generally provide that, in the event of a change of control, fifty percent (50%) of each executive’s then outstanding and unvested equity awards will vest, with such accelerated vesting to be applied in reverse order such that the equity awards with the latest vesting date first become non-forfeitable; provided, that there remain at least six months of the vesting term after the application of the reverse order vesting.
If the executive is terminated without cause or resigns for good reason, in each case in connection with a change of control, then the executive is entitled to the following benefits: (i) continued payment of executive’s then current base salary for 24 months, (ii) 200% of the executive’s target cash bonus for the year in which termination occurred, (iii) immediate accelerated vesting of all outstanding, unvested equity awards, and (iv) reimbursement for premiums paid for continued health benefits for the executive and eligible dependents under our health plans until the earlier of 12 months after termination or until executive is covered under another health insurance program. Furthermore, to the extent such benefits constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then executive’s severance benefits payable will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt by executive on an after‑tax basis, of the greatest amount of severance benefits.
The terms “cause,” "good reason," and “change of control” are used substantially consistently among the employment agreements with the named executive officers. Generally, the term “cause” or “for cause” means termination of employment as a result of:

•
Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of an executive with respect to his or her obligations under the employment agreement or otherwise relating to our business;

•
Repeated or habitual neglect of executive’s duties or responsibilities that continues after notice of such neglect, or failure or refusal to carry-out the legitimate assignments given by the Chief Executive Officer or the Board;

•
Any act of personal dishonesty in connection with his or her responsibilities as a Limelight employee with the intention or reasonable expectation that such action may result in substantial personal enrichment;

•	Conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on our reputation or business;

•	A breach of any fiduciary duty owed to us by executive that has a material detrimental effect on our reputation or business;

•
Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not executive admits or denies liability);

•
(A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence; or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, executive’s failure to waive attorney-client privilege relating to communications with executive’s own attorney in connection with an Investigation will not constitute “cause”; or

•
Disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her employment agreement or executive’s loss of any governmental or self-regulatory license that is reasonably necessary for executive to perform his or her responsibilities to us under the employment agreement, if (A) the disqualification, bar or loss continues for more than 30 days, and (B) during that period, we use good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

Generally, the term “good reason” means executive officer’s voluntary resignation of employment because of the existence of any of the following reasons and which reason(s) continue following the expiration of any cure period (as discussed below), without the executive’s written consent:

•
A material reduction without his consent of the executive's title, authority, duties, or responsibilities from those in effect immediately prior to the reduction, or an adverse change in the executive's reporting responsibilities; provided however, a sale, separation or spin-off of a portion of our business operations, provided Limelight remains a going concern and provided executive’s duties, position and responsibilities with respect to the remaining business operations are not materially reduced will also not be considered a basis for Good Reason resignation;

•
A material reduction in executive’s cash compensation (either base salary, or base salary and annual incentive target combined) as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that also is applied to our other similarly situated executive officers and which one-time reduction reduces the cash compensation by a percentage reduction of 10% or less in the aggregate will not be deemed material and will not constitute “Good Reason”;

•	A failure by us to require any successor entity to Limelight specifically to assume all of our obligations to the executive under this Agreement;

•
A material change in the geographic location from which Executive must perform services (that is, a requirement that executive re-locate his permanent residence from his then-current location or travel for business more than 10 calendar days each month); or

•
A material breach by us (or our successor) of any material contractual obligation owed executive pursuant to the employment agreement (including, without limitation, the failure of us to obtain the assumption of the employment agreement by a successor) that is not cured following notice and a reasonable cure period.

The executive cannot resign for Good Reason without first providing us with written notice within thirty (30) days of the event that the executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days.
Generally, the term “change of control” means the occurrence of any of the following events:

•
The consummation by us of a merger or consolidation with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by our voting securities or such surviving entity outstanding immediately after such merger or consolidation;

•
The approval by our stockholders, or if stockholder approval is not required, approval by the Board, of a plan of our complete liquidation or an agreement for the sale or disposition by Limelight of all or substantially all of our assets; or

•
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than Goldman Sachs & Co and its related funds and entities, becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities.

The term “in connection with a change of control” generally means a termination of executive’s employment within three months prior to the execution of an agreement that results in a change of control or twelve months following a change of control.
Payment of change of control benefits is conditioned on the executive making certain covenants with us as described below under “Material Conditions to or Obligations of Severance.”
The tables below show the potential payments and benefits each of the named executive officers would have been entitled to receive in the event of a change of control or if each such officer’s employment had been terminated under the following circumstances as of December 31, 2016. Due to a number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.
Potential Payments Upon a Change of Control With no Termination of Employment

Name(1)	Severance Salary ($)	Severance Bonus ($)	Acceleration of Unvested Equity Awards ($)(1)	Health and Welfare Benefits ($)	Total ($)
Robert A. Lento	$—	$—	$1,355,628	$—	$1,355,628
Sajid Malhotra	—	—	775,131	—	775,131
George Vonderhaar	—	—	369,637	—	369,637
Michael DiSanto	—	—	508,157	—	508,157
Kurt Silverman	—	—	419,203	—	419,203
____

(1)
Valuation of acceleration of vesting of unvested equity awards is equal to fifty percent (50%) of the unvested restricted stock units and fifty percent (50%) of the unvested nonstatutory stock options with an exercise price less than the $2.52 per share closing price of Limelight Networks common stock on December 31, 2016, held by Messrs. Lento, Malhotra, Vonderhaar, DiSanto, and Silverman.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason, each in Connection with a Change of Control

Name	Severance Salary ($)	Severance Bonus ($)	Acceleration of Unvested Equity Awards ($)(1)	Health and Welfare Benefits ($)(2)	Total ($)
Robert A. Lento	$950,000	$760,000	$2,711,256	$12,786	$4,434,042
Sajid Malhotra	650,000	450,000	1,550,263	15,448	2,665,711
George Vonderhaar	550,000	400,000	739,274	14,974	1,704,248
Michael DiSanto	600,000	300,000	1,016,315	18,387	1,934,702
Kurt Silverman	580,000	261,000	838,407	18,387	1,697,794
____

(1)
Valuation of acceleration of vesting of unvested equity awards is equal to one hundred percent (100%) of the unvested restricted stock units and one hundred percent (100%) of the unvested stock options with an exercise price less than the $2.52 per share closing price of Limelight Networks common stock on December 31, 2016, held by held by Messrs. Lento, Malhotra, Vonderhaar, DiSanto, and Silverman.

(2)
Health and welfare benefits are calculated using the monthly COBRA cost of medical, dental and vision insurance elected by the named executive during fiscal 2016, multiplied by the number of months that coverage would be provided pursuant to the named executive officer’s employment agreement.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason, each Not in Connection with a Change of Control

Name	Severance Salary ($)	Severance Bonus ($)(1)	Acceleration of Unvested Equity Awards ($)	Health and Welfare Benefits ($)(2)	Total ($)
Robert A. Lento	$475,000	$380,000	$—	$12,786	$867,786
Sajid Malhotra	325,000	225,000	—	15,448	565,448
George Vonderhaar	275,000	200,000	—	14,974	489,974
Michael DiSanto	300,000	150,000	—	18,387	468,387
Kurt Silverman	290,000	130,500	—	18,387	438,887
 ___

(1)	This assumes actual earned cash incentive for fiscal 2016 at target level.

(2)
Health and welfare benefits are calculated using the monthly COBRA cost of medical, dental and vision insurance elected by the named executive during fiscal 2016, multiplied by the number of months that coverage would be provided pursuant to the named executive officer’s employment agreement.

Potential Payments Upon Death or Disability, each Not in Connection with a Change of Control

Name(1)	Severance Salary ($)	Severance Bonus ($)	Acceleration of Unvested Equity Awards ($)(1)	Health and Welfare Benefits ($)	Total ($)
Robert A. Lento	$—	$—	$677,814	$—	$677,814
Sajid Malhotra	—	—	387,566	—	387,566
George Vonderhaar	—	—	184,819	—	184,819
Michael DiSanto	—	—	254,079	—	254,079
Kurt Silverman	—	—	209,602		209,602
____

(1)
Valuation of acceleration of vesting of unvested equity awards is equal to twenty-five percent (25%) of the unvested restricted stock units and twenty-five percent (25%) of the unvested stock options with an exercise price less than the $2.52 per share closing price of Limelight Networks common stock on December 31, 2016, held by Messrs. Lento, Malhotra, Vonderhaar, DiSanto, and Silverman.

Material Conditions to or Obligations of Severance. The receipt of severance or change of control benefits is conditioned upon the named executive officer delivering and not revoking a separation agreement and general release of claims substantially in a form prescribed by us. Further, the executive must agree that for a two-year period following his or her termination that executive will not (i) solicit any Limelight employee (sometimes excepting the executive’s personal administrative assistant) for employment other than with Limelight, and (ii) engage in competition with or have an ownership interest in a business that competes with us.
Retirement Benefits under the 401(k) Plan, ESPP, Executive Perquisites, and Generally Available Benefit Programs
In fiscal 2016, named executive officers were eligible to participate in the health and welfare programs that are generally available to other Limelight employees, including medical, dental, vision, group life, short-term and long-term disability and supplemental insurance.

We also maintain a tax-qualified 401(k) plan, and an ESPP, which are broadly available to our general U.S. based employee population. Under the 401(k) plan, all of our employees are eligible to participate. We provide a matching contribution as follows: a dollar-for-dollar (100%) match on an eligible employee’s deferral that does not exceed three percent (3%) of compensation for the year and a fifty percent (50%) match on the next two percent (2%) of the employee’s deferrals. We do not provide defined benefit pension plans or defined contribution retirement plans to our executive officers or other employees other than (i) the 401(k) plan or (ii) as required in certain countries other than the United States for legal or competitive reasons. Under the ESPP, eligible participants, including our named executive officers, may purchase shares of our common stock at 85% of the lower price on either the first day of a six-month offering period, or the last day of that offering period. There are two offering periods each year, and participants may purchase up to $25,000 in our common stock under the ESPP each calendar year.

The 401(k) plan, ESPP, and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement, and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages. The Board or Compensation Committee, at its discretion, can also authorize certain executive perquisites. None were authorized for fiscal 2016.
Accounting, Tax, and Other Considerations
In the Compensation Committee's review and establishment of compensation programs and payments for fiscal 2016, the Compensation Committee considered, but did not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments by us to our executive officers. While we may consider accounting and tax treatment in the future, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short- and long-term interests of stockholders under a proposed compensation arrangement.
Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our other three most highly compensated officers (other than our Chief Financial Officer) to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. Under certain regulations, compensation arising from options and restricted stock units that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted equity awards that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and our other three most highly compensated officers (other than the Chief Financial Officer), the Compensation Committee intends to consider tax deductibility under Internal Revenue Code Section 162(m) as a factor in compensation decisions.
Section 409A of the Internal Revenue Code
Internal Revenue Code Section 409A ("Section 409A") imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, we amended our employment agreements with our named executive officers in December 2008, including the severance arrangements described in this proxy statement, to conform to the requirements of Section 409A. Further Limelight intends to structure its equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.
Accounting for Stock-Based Compensation
We account for stock-based awards in accordance with the requirements of Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation.
Stock Ownership Guidelines
At this time, the Board has not adopted stock ownership guidelines with respect to the named executive officers or otherwise. However, at December 31, 2016, each of Messrs. Lento, Malhotra, DiSanto, Vonderhaar, and Silverman owned shares of Limelight stock (not counting in-the-money vested stock options) that equaled approximately 5.39, 6.10, 2.06, 3.90, and 3.46 times their then current salary, respectively.
Hedging and Derivatives Trading Policies
We have an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock. In addition, from time to time, named executive officers enter into Rule 10b5-1 trading plans; however, none were in place during fiscal 2016.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Executive Compensation Tables
The following table sets forth information regarding the compensation to each of the individuals who served as our principal executive officer, principal financial officer, and our three most highly compensated executive officers (other than the principal executive officer or principal financial officer) during the fiscal year ended December 31, 2016. We refer to these executive officers as our named executive officers. The following table also sets such information for our named executive officers for fiscal years ended December 31, 2015 and December 31, 2014.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(i)	(j)
Robert A. Lento	2016	237,500	(4)	—		1,837,589	1,478,685	176,415	19,421	3,749,610
Chief Executive Officer and Director	2015	475,000		—		897,657	800,857	266,000	18,446	2,457,960
	2014	475,000		—		650,980	578,744	255,000	20,107	1,979,831

Sajid Malhotra	2016	158,854	(4)	—		937,509	706,050	101,554	15,894	1,919,861
Senior Vice President and	2015	250,000		—		336,675	276,909	140,000	19,352	1,022,936
Chief Financial Officer	2014	154,615	(5)	302,440	(6)	638,920	413,794	63,750	14,194	1,587,713

George Vonderhaar	2016	275,000		—		391,600	312,417	92,850	20,495	1,092,362
Senior Vice President, Chief Sales Officer	2015	275,000		—		304,852	240,257	140,000	19,383	979,492
	2014	275,000		—		553,560	482,233	170,000	17,677	1,498,470

Michael DiSanto	2016	150,000	(4)	—		676,027	469,949	69,637	11,801	1,377,414
Senior Vice President, Chief Administrative	2015	225,000	(7)	—		1,056,854	849,737	78,750	11,277	2,221,618
and Legal Officer and Secretary				—

Kurt Silverman	2016	290,000		—		392,794	346,836	60,584	22,619	1,112,833
Senior Vice President,	2015	290,000		—		304,852	240,257	91,350	21,003	947,462
Development and Delivery

____

(1)
These amounts represent the grant date fair value for each of the Stock Awards (restricted stock units) and Option Awards (stock options) granted to our named executive officers in fiscal 2016 and in prior years, computed in accordance with ASC Topic 718, except that, in accordance with applicable SEC rules and guidance, we have disregarded estimates of forfeitures related to service-based vesting conditions. The amounts included in the Stock Awards column for any performance-based restricted stock units are calculated based on the probable satisfaction of the performance conditions for such awards at the time of grant. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2016, 2015, and 2014 are included in Note 16 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. These amounts do not represent the actual amounts paid to or realized by the named executive officers during the fiscal years presented.

(2)
For fiscal 2016, each of the named executive officers elected to take the Retention Program portion of their respective bonus in the form of fully-vested stock. Also, Messrs. Lento, Malhotra, and DiSanto each elected to take 50% of their 2016 salary in fully-vested stock instead of cash. The grant date fair market value of these awards are included in this column.

(3)
Represents, among other things, amounts paid for health and life insurance for the employee and the employee’s family members for each of the named executive officers, company matches on 401(k) accounts, attorneys’ fees associated with the negotiation of employment contracts for Messrs. Lento, Malhotra, Vonderhaar, DiSanto, and Silverman.

(4)
Messrs. Lento, Malhotra, and DiSanto each elected to take 50% of their 2016 salary in fully-vested stock instead of cash. Also, Mr. Malhotra's annual base salary was increased effective April 15, 2016 from $300,000 to $325,000.

(5)	Mr. Malhotra commenced employment with us in March 2014 and his salary was prorated accordingly.

(6)	Pursuant to the terms of his employment agreement, Mr. Malhotra received a special performance bonus for achievement of 2014 performance goals.

(7)	Mr. DiSanto commenced employment with us in April 2015 and his salary was prorated accordingly.

Grants of Plan-Based Awards in 2016
The following table provides information regarding grants of plan based awards to each of our named executive officers during the fiscal year ended December 31, 2016.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)(1)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)
Robert A. Lento	01/29/16		—	—	—	—	—	—	15,104	(4)	—		—	18,880
	02/11/16		0	380,000	798,000	—	—	—	—		—		—	—
	02/11/16		—	—	—	0	380,000	798,000	—		—		—	—
	02/29/16		—	—	—	—	—	—	16,240	(4)	—		—	25,172
	03/31/16		—	—	—	—	—	—	11,390	(4)	—		—	20,616
	04/29/16		—	—	—	—	—	—	11,545	(4)	—		—	20,204
	05/31/16		—	—	—	—	—	—	13,981	(4)	—		—	20,412
	06/30/16		—	—	—	—	—	—	14,147	(4)	—		—	21,079
	07/31/16		—	—	—	—	—	—	12,564	(4)	—		—	21,233
	08/31/16		—	—	—	—	—	—	11,024	(4)	—		—	19,623
	09/30/16		—	—	—	—	—	—	11,665	(4)	—		—	21,814
	10/31/16		—	—	—	—	—	—	10,683	(4)	—		—	19,016
	11/16/16		—	—	—	—	—	—	591,000	(5)	—		—	1,412,490
	11/16/16		—	—	—	—	—	—	—		1,117,000	(6)	2.39	1,478,685
	11/30/16		—	—	—	—	—	—	9,213	(4)	—		—	19,532
	12/31/16		—	—	—	—	—	—	8,375	(4)	—		—	21,105
Sajid Malhotra	01/29/16		—	—	—	—	—	—	9,540	(4)	—		—	11,925
	02/29/16		—	—	—	—	—	—	10,257	(4)	—		—	15,898
	03/31/16		—	—	—	—	—	—	7,194	(4)	—		—	13,021
	04/13/16	(7)	0	225,000	472,500	—	—	—	—		—		—	—
	04/13/16	(7)	—	—	—	0	225,000	472,500	—		—		—	—
	04/29/16		—	—	—	—	—	—	7,596	(4)	—		—	13,293
	04/29/16		—	—	—	—	—	—	100,000	(8)	—		—	175,000
	04/29/16		—	—	—	—	—	—	—		200,000	(9)	1.75	187,120
	05/31/16		—	—	—	—	—	—	9,566	(4)	—		—	13,966
	06/30/16		—	—	—	—	—	—	9,680	(4)	—		—	14,423
	07/31/16		—	—	—	—	—	—	8,597	(4)	—		—	14,529
	08/31/16		—	—	—	—	—	—	7,543	(4)	—		—	13,427
	09/30/16		—	—	—	—	—	—	7,982	(4)	—		—	14,926
	10/31/16		—	—	—	—	—	—	7,310	(4)	—		—	13,012
	11/16/16		—	—	—	—	—	—	207,000	(5)	—		—	494,730
	11/16/16		—	—	—	—	—	—	—		392,000	(6)	2.39	518,930
	11/30/16		—	—	—	—	—	—	6,304	(4)	—		—	13,364
	12/31/16		—	—	—	—	—	—	5,730	(4)	—		—	14,440
George Vonderhaar	02/11/16		0	200,000	420,000	—	—	—	—		—		—	—
	02/11/16		—	—	—	0	200,000	420,000	—		—		—	—
	11/16/16		—	—	—	—	—	—	125,000	(5)	—		—	298,750
	11/16/16		—	—	—	—	—	—	—		236,000	(6)	2.39	312,417
Michael DiSanto	01/29/16		—	—	—	—	—	—	9,540	(4)	—		—	11,925
	02/11/16		0	150,000	315,000	—	—	—	—		—		—	—
	02/11/16		—	—	—	0	150,000	315,000	—		—		—	—
	02/29/16		—	—	—	—	—	—	10,257	(4)	—		—	15,898
	03/31/16		—	—	—	—	—	—	7,194	(4)	—		—	13,021
	04/29/16		—	—	—	—	—	—	7,292	(4)	—		—	12,761
	05/31/16		—	—	—	—	—	—	8,830	(4)	—		—	12,892
	06/30/16		—	—	—	—	—	—	8,935	(4)	—		—	13,313
	07/31/16		—	—	—	—	—	—	7,935	(4)	—		—	13,410
	08/31/16		—	—	—	—	—	—	6,963	(4)	—		—	12,394
	09/30/16		—	—	—	—	—	—	7,368	(4)	—		—	13,778
	10/31/16		—	—	—	—	—	—	6,747	(4)	—		—	12,010
	11/16/16		—	—	—	—	—	—	143,000	(5)	—		—	341,770

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)(1)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)
Michael DiSanto	11/16/16	—	—	—	—	—	—	45,000	(5)	—		—	107,550
	11/16/16	—	—	—	—	—	—	—		270,000	(6)	2.39	357,426
	11/16/16	—	—	—	—	—	—	—		85,000	(6)	2.39	112,523
	11/30/16	—	—	—	—	—	—	5,819	(4)	—		—	12,336
	12/31/16	—	—	—	—	—	—	5,290	(4)	—		—	13,331
Kurt Silverman	02/11/16	0	130,500	274,050	—	—	—	—		—		—	—
	02/11/16	—	—	—	0	130,500	274,050	—		—		—	—
	11/16/16	—	—	—	—	—	—	139,000	(5)	—		—	332,210
	11/16/16	—	—	—	—	—	—	—		262,000	(6)	2.39	346,836
____

(1)	Amounts represent participation in the 2016 Management Bonus Plan. See the Summary Compensation Table for actual non-equity incentive amounts earned.

(2)
Amounts represent participation in the 2016-2017 Retention Program. Pursuant to the terms of the Retention Program, each participant could earn double the amount paid under the 2016 Management Bonus Plan. Each participant also could elect at the time of payment of the 2016 Management Bonus whether to take the Retention Program portion of payment in cash, stock, or some combination thereof. On February 10, 2017, each of the named executive officers elected to receive his entire Retention Program payment in shares of our common stock.

(3)
These amounts represent the aggregate grant date fair value for Option Awards and Stock Awards, each computed in accordance with ASC Topic 718, as the case may be excluding the effect of estimated forfeitures. A discussion of the assumptions used in the calculation of these amounts are included in Note 16 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. These amounts do not represent the actual amounts paid to or realized by the named executive officers during the fiscal year.

(4)
Amounts represent participation in the 2016 Stock for Salary program made pursuant to our Equity Incentive Plan. The named executive officer elected to participate in this program and receive payment of 50% of his base salary in shares of our common stock. The number of shares issued was determined by (i) dividing 1/12 of his enrolled salary by (ii) the trailing 30-day closing average of our common stock, rounded up to the nearest whole share.

(5)
One-third (1/3rd) of the restricted stock units will vest on December 1, 2017, one-twelfth (1/12th) of the restricted stock units will vest on March 1, 2018, and an additional one-twelfth (1/12th) will vest on the first day of each June, September, December, and March thereafter for seven (7) consecutive quarters, provided the recipient continues to be a Service Provider through each such vesting date.

(6)
One-third (1/3rd) of the shares subject to the stock option will vest on December 1, 2017, and one-thirty-sixth (1/36th) of the stock options vested on the 1st day of January, 2018 and will vest on the 1st day of each month thereafter until all of the stock options have vested, provided the recipient continues to be a Service Provider through each such vesting date.

(7)
One-third (1/3rd) of the restricted stock units will vest on June 1, 2017, one-twelfth (1/12th) of the restricted stock units will vest on September 1, 2017, and an additional one-twelfth (1/12th) will vest on the first day of each December, March, June, and September thereafter for seven (7) consecutive quarters, provided the recipient continues to be a Service Provider through each such vesting date.

(8)
Mr. Malhotra was a participant in the 2016 Management Bonus Plan and the Retention Program. His target, and accordingly, maximum amounts for each of these compensation programs were changed when he was appointed as permanent Chief Financial Officer in April 2016.

(9)
One-third (1/3rd) of the shares subject to the stock option will vest on June 1, 2017, and one-thirty-sixth (1/36th) of the stock options vested on the 1st day of July, 2017 and will vest on the 1st day of each month thereafter until all of the stock options have vested, provided the recipient continues to be a Service Provider through each such vesting date.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table presents certain information concerning the outstanding option and restricted stock unit awards held as of December 31, 2016 by each named executive officer. Unless otherwise indicated, the outstanding equity awards listed in the table below were subject to the accelerated vesting provisions in each of the named executive officer's employment agreements described in the "Employment Agreements, Severance and Change of Control Benefits" section. The Market Values below are based on the reported closing market price of our common stock on the NASDAQ Global Market as of December 31, 2016 ($2.52 per share).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)		(g)		(h)
Robert A. Lento	250,000	0	1.78	11/13/22	(1)	—		—
	1,960,000	40,000	2.26	2/22/23	(2)	—		—
	238,376	120,624	2.69	11/13/24	(3)	80,635	(4)	203,200
	234,285	480,001	2.15	11/5/25	(5)	272,034	(6)	685,526
	0	1,117,000	2.39	11/16/26	(7)	591,000	(8)	1,489,320
Sajid Malhotra	—	—	—	—		62,500	(9)	157,500
	137,499	62,501	2.04	5/9/24	(2)	—		—
	67,728	34,272	2.69	11/13/24	(3)	22,659	(4)	57,101
	66,380	136,001	2.15	11/5/25	(5)	76,459	(6)	192,677
	19,003	38,934	1.66	12/1/25	(5)	20,072	(6)	50,581
	0	200,000	1.75	4/29/26	(10)	100,000	(11)	252,000
	0	392,000	2.39	11/16/26	(7)	207,000	(8)	521,640
George Vonderhaar	250,000	0	2.26	2/22/23	(12)	12,500	(13)	31,500
	188,800	11,200	2.34	2/18/24	(14)	11,662	(15)	29,388
	83,000	42,000	2.69	11/13/24	(3)	27,990	(4)	70,535
	70,285	144,001	2.15	11/5/25	(5)	82,093	(6)	206,874
	0	236,000	2.39	11/16/26	(7)	125,000	(8)	315,000
Michael DiSanto	—	—	—	—		93,750	(16)	236,250
	124,999	175,001	3.95	5/5/25	(17)	—		—
	70,285	144,001	2.15	11/5/25	(5)	82,093	(6)	206,874
	0	270,000	2.39	11/16/26	(7)	143,000	(8)	360,360
	0	85,000	2.39	11/16/26	(7)	45,000	(8)	113,400
Kurt Silverman	162,499	37,501	2.05	9/3/23	(18)	37,500	(19)	94,500
	70,800	4,200	2.34	2/18/24	(14)	4,165	(15)	10,496
	50,000	0	2.34	2/18/24	(14)	—		—
	83,000	42,000	2.69	11/13/24	(3)	27,990	(4)	70,535
	70,285	144,001	2.15	11/5/25	(5)	82,093	(6)	206,874
	0	262,000	2.39	11/16/26	(7)	139,000	(8)	350,280
____

(1)	Fully vested on the six month anniversary of the effective date of Mr. Lento’s initial employment agreement.

(2)
One-quarter (1/4th) of the shares subject to the stock option vested on the one year anniversary of the effective date of the employment agreement (the “Vesting Commencement Date”), and one-forty-eighth (1/48th) of the stock options vest on the same day of each month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month) thereafter until the stock option has fully vested (four years), provided the recipient continues to be a Service Provider through each such vesting date.

(3)
One-third (1/3rd) of the shares subject to the stock options vested on December 1, 2015, and one-thirty-sixth (1/36th) of the shares subject to the stock option vested on the 1st day of January, 2016, and will vest on the 1st day of each month thereafter until the stock option has fully vested (three years), provided the recipient continues to be a Service Provider through each such vesting date.

(4)
One-third (1/3rd) of the restricted stock units vested on December 1, 2015, one-twelfth (1/12th) of the restricted stock units vested on March 1, 2016, and an additional one-twelfth (1/12th) will vest on the first day of each June, September, December, and March thereafter for seven (7) consecutive quarters, provided the recipient continues to be a Service Provider through each such vesting date.

(5)
One-third (1/3rd) of the shares subject to the stock options vested on December 1, 2016, and one-thirty-sixth (1/36th) of the shares subject to the stock option will vest on the 1st day of January, 2017, and on the 1st day of each month thereafter until the stock option has fully vested (three years), provided the recipient continues to be a Service Provider through each such vesting date.

(6)
One-third (1/3rd) of the restricted stock units vested on December 1, 2016, one-twelfth (1/12th) of the restricted stock units will vest on March 1, 2017, and an additional one-twelfth (1/12th) will vest on the first day of each June, September, December, and March thereafter for seven (7) consecutive quarters, provided the recipient continues to be a Service Provider through each such vesting date.

(7)
One-third (1/3rd) of the shares subject to the stock option will vest on December 1, 2017, and one-thirty-sixth (1/36th) of the stock options vested on the 1st day of January, 2018 and will vest on the 1st day of each month thereafter until all of the stock options have vested (three years), provided the recipient continues to be a Service Provider through each such vesting date.

(8)
One-third (1/3rd) of the restricted stock units will vest on December 1, 2017, one-twelfth (1/12th) of the restricted stock units will vest on March 1, 2018, and an additional one-twelfth (1/12th) will vest on the first day of each June, September, December, and March thereafter for seven (7) consecutive quarters, provided the recipient continues to be a Service Provider through each such vesting date.

(9)
One-quarter (1/4th) of the restricted stock units vested on the one-year anniversary of the effective date of the employment agreement, and one-sixteenth (1/16th) of the restricted stock units vest on the first day of each March, June, September, and December thereafter for twelve (12) consecutive quarters, provided the recipient continues to be a Service Provider through each such vesting date.

(10)
One-third (1/3rd) of the shares subject to the stock option will vest on June 1, 2017, and one-thirty-sixth (1/36th) of the stock options vested on the 1st day of July, 2017 and will vest on the 1st day of each month thereafter until all of the stock options have vested (three years), provided the recipient continues to be a Service Provider through each such vesting date.

(11)
One-third (1/3rd) of the restricted stock units will vest on June 1, 2017, one-twelfth (1/12th) of the restricted stock units will vest on September 1, 2017, and an additional one-twelfth (1/12th) will vest on the first day of each December, March, June, and September thereafter until all of the restricted stock units have vested, provided the recipient continues to be a Service Provider through each such vesting date.

(12)
One-quarter (1/4th) of the shares subject to the stock option vested on December 3, 2013, and one-forty-eighth (1/48th) of the stock options vested on January 3, 2014 and will vest on the 3rd day of each month thereafter until the stock option has fully vested (four years), provided the recipient continues to be a Service Provider through each such vesting date.

(13)
One-sixteenth (1/16th) of the restricted stock units vested June 1, 2013, and an additional one-sixteenth (1/16th) vest on the first day of each September, December, March, and June thereafter, provided the recipient continues to be a Service Provider through each such vesting date.

(14)
One-third (1/3rd) of the shares subject to the stock option vested on March 1, 2015, one-thirty-sixth (1/36th) of the shares subject to the stock option vested on June 1, 2015, and will vest on the 1st day of each month thereafter until the stock option has fully vested (three years), provided the recipient continues to be a Service Provider through each such vesting date.

(15)
One-third (1/3rd) of the restricted stock units vested on March 1, 2015, one-twelfth (1/12th) of the restricted stock units vested on June 1, 2015, and an additional one-twelfth (1/12th) will vest on the first day of each September, December, March, and June thereafter for seven (7) consecutive quarters, provided the recipient continues to be a Service Provider through each such vesting date.

(16)
One-sixteenth (1/16th) of the restricted stock units vested on June 1, 2016, and an additional one-sixteenth (1/16th) vest on the first day of each September, December, March, and June thereafter, provided the recipient continues to be a Service Provider through each such vesting date.

(17)
One-quarter (1/4th) of the shares subject to the stock option vested on April 1, 2016, and one-forty-eighth (1/48th) of the stock options will vest on May 1, 2016, and will vest on the 1st day of each month thereafter until the stock option has fully vested (four years), provided the recipient continues to be a Service Provider through each such vesting date.

(18)
One-quarter (1/4th) of the shares subject to the stock option vested on September 3, 2014, and one-forty-eighth (1/48th) of the stock options vested on October 3, 2014, and will vest on the 3rd day of each month thereafter until the stock option has fully vested (four years), provided the recipient continues to be a Service Provider through each such vesting date.

(19)
One-quarter (1/4th) of the restricted stock units vested on October 1, 2014, one-quarter (1/4th) of the restricted stock units vested October 1, 2015, and will vest on the 1st day of October thereafter until all of the restricted stock units have vested (four years), provided the recipient continues to be a Service Provider through each such vesting date.

Option Exercises and Stock Vested in Last Fiscal Year
The following table presents certain information concerning the exercise of options and vesting of stock awards by each of our named executive officers during the fiscal year ended December 31, 2016, including the value of gains on exercise and the value of the stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)(2)
(a)	(b)	(c)	(d)	(e)
Robert A. Lento	—	$—	556,126	$1,010,551
Sajid Malhotra	—	—	230,043	414,282
George Vonderhaar	—	—	177,495	321,882
Michael DiSanto	—	—	189,515	336,355
Kurt Silverman	—	—	151,807	282,633
____

(1)
Amounts include 145,931, 97,299, and 92,170, shares acquired and $249,440, $166,740, and $157,545 realized upon receipt of shares pursuant to the 2016 Stock for Salary Program for Messrs. Lento, Malhotra, and DiSanto respectively.

(2)
The aggregate dollar amount realized upon the vesting of a stock award represents the aggregate fair value of the shares of our common stock underlying the stock award on the vesting date multiplied by the shares vested on the vesting date.

Pension Benefits
None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
401(k) Plan
We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees could elect to reduce their current compensation by up to 15% or the statutory limit, $18,000 in fiscal 2016, whichever was less, and have us contribute the amount of this reduction to the 401(k) plan. In addition, beginning January 1, 2007, we began matching employee deferrals as follows: a dollar-for-dollar (100%) match on an eligible employee’s deferral that does not exceed 3% of compensation for the year and a fifty percent (50%) match on the next 2% of the employee’s deferrals. We intend for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.
Director Compensation
The independent members of our Board are eligible to receive both cash and equity compensation for their service as board members as more fully described herein. Members of management who are on the Board are not eligible for additional compensation for service as board members.
Pursuant to the Compensation Committee charter, the Compensation Committee periodically reviews and may recommend to the Board, changes to the compensation for members of our Board. In December 2010, March 2012, and October 2014, the Compensation Committee engaged Compensia, an independent compensation consultant, to conduct a review of our director compensation program. Based on these reviews, our director compensation program included the following components during fiscal 2016:

•
We will grant an equity award to a new outside director when he or she first joins the Board (the “Initial Award”). Initial Awards for outside directors will be based on a fixed value of $175,000 and paid in restricted stock units.

•
Cash compensation for each outside director consisting of: (i) an annual cash retainer of $30,000 paid quarterly in arrears for services as an outside director; (ii) an annual cash retainer of $30,000 will be paid quarterly in arrears for service by an outside director as non-executive Chairman of the Board; (iii) an annual cash retainer of $15,000 paid quarterly in arrears for service by an outside director as Audit Committee Chairman; (iv) an annual cash retainer of $5,000 paid quarterly in arrears for service by an outside director as a member (other than Chairman) of the Audit Committee; (v) an annual cash retainer of $10,000 paid quarterly in arrears for service by an outside director as Compensation Committee Chairman; and (vi) an annual cash retainer of $2,000 paid quarterly in arrears for service by an outside director as a member (other than Chairman) of the Compensation Committee. No annual retainer will be paid for service by a director either as Chairman or a member of the Nominating and Governance Committee.

•
Equity compensation for each outside director, consisting of two components: (i) an annual equity retainer of $12,000, generally paid in restricted stock units (the “Annual Equity Retainer”) and (ii) an annual equity award (the “Annual Award”). These equity awards are established by the Compensation Committee for each fiscal year before or during the first quarter of the fiscal year in accordance with the following principles:

(i)	the Annual Award will be based upon a fixed value (the “Fixed Value”) rather than a fixed number of stock options, restricted stock units or other equity award units;
(ii)
the Fixed Value shall correlate to the 25th percentile, the 50th percentile or the 75th percentile of the value of annual equity awards granted to outside directors in our Peer Group (or such other amount in between as determined by the Compensation Committee);

(iii)
the Compensation Committee will determine an appropriate Peer Group taking into consideration such factors as it deems relevant, including without limitation, total revenue, revenue growth, industry, income and number of employees;

(iv)
the Compensation Committee may rely upon the advice of an independent compensation consultant to the extent it deems such reliance necessary or appropriate to determine a relevant Peer Group and to identify the value of annual equity awards to directors at the 25th, 50th, and 75th percentiles of our selected Peer Group;

(v)
in selecting the applicable Peer Group percentile to which the Fixed Value will correlate, the Compensation Committee will consider our financial performance during the previous fiscal year, the Peer Group percentile to which the value of equity awards granted to executive management most closely correlates with the intent that the Peer Group percentile for the directors’ Annual Award will align with the Peer Group percentile to which equity awards granted to executive management most closely correlate, and such other factors as the Compensation Committee may deem relevant;

(vi)
the Fixed Value of an Annual Award may be satisfied with an award of non-statutory stock options or with an award of restricted stock units (as those terms are defined in the Equity Incentive Plan), or a combination of both as may be determined in the judgment of the Compensation Committee at the time of setting the Fixed Value for the year, provided however, if any director has a legal impediment to receipt of restricted stock units and notifies us of such impediment prior to the award and acceptance of such restricted stock units then all of the Fixed Value of the Annual Award, and the Equity Annual Retainer, will be satisfied with an award of non-statutory stock options;

(vii)	the vesting of the Annual Award and the Equity Annual Retainer shall be as set forth in the Plan; and
(viii)
the value of a stock option will be determined using the Black-Scholes valuation method and the value of restricted stock units will be determined using our 30 day average stock price for the 30 days preceding the valuation date.

The Compensation Committee may rely upon the advice and guidance of its independent compensation consultant in determining appropriate values. Unless otherwise determined by the Compensation Committee, the valuation date will be the date of our annual meeting of its stockholders immediately following which the Annual Award and the Annual Equity Retainer are to be granted.

During fiscal 2016, Mr. Amaral received a cash retainer for serving as Audit Committee Chairman, and Messrs. Fisher and Peterschmidt each received a cash retainer for serving as members of the Audit Committee. Mr. Peterschmidt received a cash retainer for serving as Compensation Committee Chairman, and Messrs. Fisher and Amaral each received a cash retainer for serving as members of the Compensation Committee. The Fixed Value for the 2016 annual awards was set at the 50th percentile of the value of annual equity awards granted to outside directors in our Peer Group. Mr. Midle, a Vice President of the Merchant Banking division of Goldman Sachs & Co., has assigned the beneficial interest in his grants to Goldman Sachs & Co.
In addition, the grant date value of all awards provided under the Equity Incentive Plan (as determined in accordance with ASC 718), plus cash compensation paid by us to any non-employee director in any calendar year, shall not exceed $500,000.
The following table presents the compensation received by our non-employee directors during fiscal year 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
(a)	(b)	(c)	(e)
Walter D. Amaral	$77,000	$116,050	$193,050
Jeffrey T. Fisher	37,000	116,050	153,050
Joseph H. Gleberman	30,000	116,050	146,050
Gray Hall	30,000	—	30,000
Mark Midle	30,000	116,050	146,050
David C. Peterschmidt	45,000	116,050	161,050
____

(1)
These amounts represent the grant date fair value for each of the Stock Awards (restricted stock units) and Option Awards (stock options) granted to the non-management directors, as compensation for service on the Board, computed in accordance with ASC Topic 718, except that, in accordance with applicable SEC rules and guidance, we have disregarded estimates of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2015 are included in Note 16 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. These amounts do not represent the actual amounts paid to or realized by the directors during the fiscal years presented.

(2)
As of December 31, 2016, Messrs. Amaral, Fisher, Gleberman, Midle (held on behalf of Goldman Sachs), and Peterschmidt each held 87,256 restricted stock units, respectively, as well as stock options to purchase 280,848, 245,848, 26,271, 366,866, and 265,848 shares of our common stock, respectively.

The following table sets forth the options to purchase shares of our common stock and restricted stock units issued in 2016 to our non-employee directors that held office during 2016:

Name	Grant Date	Number of Securities Underlying Options (#)	Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Walter D. Amaral	06/09/16	—	87,256	$—	$116,050
Jeffrey T. Fisher	06/09/16	—	87,256	—	116,050
Joseph H. Gleberman	06/09/16	—	87,256	—	116,050
Gray Hall	—	—	—	—	—
Mark Midle	06/09/16	—	87,256	—	116,050
David C. Peterschmidt	06/09/16	—	87,256	—	116,050

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires our executive officers, directors and 10% stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms and written representations that no other reports were required during the fiscal year ended December 31, 2016, we believe that all our executive officers, directors, and 10% stockholders complied with the applicable filing requirements. In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to Limelight and the written representations of its directors, executive officers, and 10% stockholders.
Limitation on Liability and Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Equity Compensation Plan Information
We currently maintain three equity-based compensation plans that have been approved by our stockholders – the Amended and Restated 2007 Equity Incentive Plan, which was approved by our stockholders in May 2007, and again in June 2016, and the Amended and Restated 2003 Incentive Compensation Plan, which was approved by our stockholders in October 2006, and the Employee Stock

Purchase Plan, which was approved by our stockholders in June 2013. The following table sets forth, for each of our equity-based compensation plans, the number of shares of our common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#)(1)	Weighted-Average Exercise Price of Outstanding Options and Rights ($/share)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column) (3)
Equity compensation plans approved by security holders	16,017,370	$3.18	7,807,618
Equity compensation plans not approved by security holders	—	—	—
Total	16,017,370	3.18	7,807,618
____

(1)
Includes outstanding stock options for 15,821,869 shares of our common stock under the Amended and Restated 2007 Equity Incentive Plan and outstanding stock options for 195,501 shares of our common stock under the Amended and Restated 2003 Incentive Compensation Plan.

(2)
The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price. There are no warrants or other rights outstanding.

(3)
Includes 6,490,087 shares available for issuance under the Amended and Restated 2007 Equity Incentive Plan. The Amended and Restated 2007 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year equal to the least of (i) 4% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year; (ii) 4,500,000 shares; or (iii) such other amount as our Board of Directors may determine. On January 1, 2017, the number of shares reserved for issuance under the Amended and Restated 2007 Equity Incentive Plan increased by 4,282,343 shares, representing 4% of the outstanding shares of our common stock on December 31, 2016. The data presented in this table was calculated as of December 31, 2016 and does not reflect the January 1, 2017 increase. We do not intend to grant any additional awards under our Amended and Restated 2003 Incentive Compensation Plan.

This also includes 1,317,531 shares reserved for issuance under the Employee Stock Purchase Program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In addition to the director and executive compensation arrangements discussed above, the following is a description of transactions since January 1, 2016, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.
Indemnification of Officers and Directors. Our amended and restated certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers. Please see “Limitation on Liability and Indemnification Matters” for further information on indemnification of officers and directors.
Policies and Procedures for Related Party Transactions. Our Board has adopted a written related party transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of transactions in which we are a participant, the amount involved exceeds or is expected to exceed $5,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of executive officers or directors, any stockholder beneficially owning more than 5% of our common stock, or immediate family members of any such persons. As provided by our Audit Committee charter and the related party transactions policy, our Audit Committee must review and approve in advance any related party transaction. All of our directors, officers, and employees are required to report to our Audit Committee any such related party transaction prior to its completion. A memorandum detailing our related party transactions is provided to the Audit Committee on a quarterly basis. The Audit Committee reviews and approves the related party memorandum with such approval being documented in the minutes of the Audit Committee meeting in which the related party memorandum is presented. Prior to the creation of our Audit Committee, our full Board reviewed related party transactions. For 2016, other than the items described above, there were no related party transactions.
PROPOSAL THREE: NON-BINDING ADVISORY APPROVAL OF THE COMPENSATION OF
LIMELIGHT'S NAMED EXECUTIVE OFFICERS
Stockholders have an opportunity to cast a non-binding advisory vote on the compensation of executives as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2016 executive compensation programs and policies and the compensation paid to the named executive officers.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to attract, motivate and retain talented executives responsible for the success of Limelight, which operates in an extremely competitive and rapidly changing part of the high technology industry.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your non-binding advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the interests of Limelight and its stockholders, and is consistent with our commitment to high standards of corporate governance.
Vote Required
If a quorum is present, approval of this proposal requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on the proposal. Abstentions will have the effect of a neutral vote and broker non-votes will have no effect on the outcome of the vote.
Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional fiduciary duty on the part of the Board, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. The vote on this proposal is provided as required pursuant to section 14A of the Securities Exchange Act, as amended. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.
Stockholders are being asked to vote on the following resolution:
RESOLVED, that the compensation paid to Limelight’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section of this Proxy Statement, compensation tables and the accompanying narrative, is hereby approved.

PROPOSAL FOUR: NON-BINDING ADVISORY APPROVAL OF THE FREQUENCY OF NON-BINDING ADVISORY APPROVAL OF THE COMPENSATION OF LIMELIGHT’S NAMED EXECUTIVE OFFICERS
In addition to providing shareholders with the opportunity to cast a non-binding advisory vote on executive compensation, Limelight this year is providing shareholders with a non-binding advisory vote on whether the non-binding advisory vote on executive compensation should be held every one, two or three years.
The Board believes that a frequency of “every three years” for the non-binding advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. In formulating its recommendation, the Board considered that a triennial non-binding advisory vote on executive compensation i) complements our goal to create a compensation program that enhances long-term shareholder value through a program that is designed to motivate executives to achieve short-term and long-term corporate goals, and ii) will provide shareholders the ability to evaluate our compensation program over a time period similar to the periods associated with certain of our compensation awards, allowing them to compare Limelight’s compensation program to the long-term performance of Limelight. Shareholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to Communicating with the Board in this Proxy Statement for information about communicating with the Board.
The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.
Because the vote on this proposal is non-binding and advisory in nature, it will not be binding on or overrule any decisions by the Board, it will not create or imply any additional fiduciary duty on the part of the Board, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The vote on this proposal is provided as required pursuant to Section 14A of the Securities Exchange Act, as amended. The Compensation Committee will take into account the outcome of the vote when considering the frequency of future non-binding advisory approval votes of the compensation arrangements for our named executive officers.
Vote Required
If a quorum is present, approval of this proposal requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on the proposal. Abstentions will have the effect of a neutral vote and broker non-votes will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“EVERY THREE YEARS” FOR THE FREQUENCY OF NON-BINDING ADVISORY APPROVAL
OF THE COMPENSATION OF OUR NAMED EXECUTIVES OFFICERS.

OTHER MATTERS
We know of no other matters to be submitted for the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.
STOCKHOLDERS SHARING THE SAME ADDRESS
We are sending only one copy of our annual report and proxy statement to stockholders who share the same address unless they have notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources.
If you received only one mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of receiving only one mailing for future mailings, please submit your request to our Corporate Secretary, Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona, 85281 or call James Todd in our Legal department at (602) 850-4831. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 28, 2017

James R. Todd
Assistant General Counsel & Assistant Secretary

*LIMELIGHT NETWORKS, INC.*
*ATTN: CORPORATE SECRETARY*
*222 S. MILL AVE, SUITE 800*
*TEMPE, AZ 85281*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**The Board of Directors recommends you vote FOR the following:**

| For All | Withhold All | For All Except |
|---|---|---|
| ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________

**1.** Election of Directors

**Nominees**

01 Walter D. Amaral    02 Scott Genereux

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | | For | Against | Abstain |
|---|---|---|---|---|
| **2.** | Ratification of Ernst & Young LLP as independent registered public accounting firm. | ☐ | ☐ | ☐ |
| **3.** | To vote for and approve, on a non-binding, advisory basis, the compensation of the named executive officers of the Company. | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote 3 YEARS on the following proposal:**

| | | 1 year | 2 years | 3 years | Abstain |
|---|---|---|---|---|---|
| **4.** | To vote for and approve, on a non-binding, advisory basis, the frequency of voting on the compensation of the named executive officers of the Company. | ☐ | ☐ | ☐ | ☐ |

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | | Signature (Joint Owners) | Date |
|---|---|---|---|---|

0000326697_1 R1.0.1.15

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

**LIMELIGHT NETWORKS, INC.**
**Annual Meeting of Shareholders**
**June 8, 2017 9:00 AM MST**
**This proxy is solicited by the Board of Directors**

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**

0000326697_2 R1.0.1.15